UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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RACKSPACE HOSTING, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Rackspace Hosting, Inc.

5000 Walzem Road

San Antonio, Texas 78218

Dear Fellow Stockholders:

We are pleased to enclose your Notice of Annual Meeting of Stockholders and Proxy Statement for the 2011 Annual Meeting of Stockholders of Rackspace Hosting, Inc. to be held at 8:30 a.m., CDT, May 3, 2011, at the Rackspace Corporate Headquarters, 5000 Walzem Road, San Antonio, Texas 78218. The company’s Annual Report for the fiscal year ended December 31, 2010 is also enclosed with these materials.

The Board of Directors hopes that you will be able to attend the Annual Meeting. We look forward to meeting each of you and discussing with you the events that occurred during our past fiscal year and our current prospects. Whether or not you are able to attend in person or otherwise be represented, we urge you to vote by signing the enclosed Proxy Card and mailing it in the accompanying stamped envelope at your earliest convenience. Please be sure to sign it exactly as the name or names appear on the Proxy. If you prefer, you may also vote your shares by Internet or by telephone by following the instructions on your Proxy Card. We urge you to read the enclosed Proxy Statement, which contains information relevant to the actions to be taken at the Annual Meeting.

Pursuant to rules promulgated by the Securities and Exchange Commission, or SEC, we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of the proxy materials on the Internet. This proxy statement, the accompanying form of proxy card and our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, including financial statements, are available on the Internet at www.rackspace.com/proxy.

Sincerely yours,

Graham Weston

Chairman of the Board of Directors

Date: April 7, 2011

Rackspace Hosting, Inc.

5000 Walzem Road

San Antonio, Texas 78218

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 3, 2011

Notice is hereby given that the 2011 Annual Meeting of Stockholders of Rackspace Hosting, Inc. will be held on Tuesday, May 3, 2011 at 8:30 a.m., CDT, at the Rackspace Corporate Headquarters, 5000 Walzem Road, San Antonio, Texas 78218. We are holding the meeting to:

1.	Elect two Class III directors, Graham Weston and Palmer Moe, to serve for a term of three years and until their successors are duly elected and qualified, subject to their earlier death, resignation or removal;

2.	Ratify the appointment of KPMG LLP, as our independent registered public accounting firm for the fiscal year ending December 31, 2011;

3.	Consider and vote upon an advisory vote on executive compensation;

4.	Consider and vote upon an advisory vote on the frequency of holding an advisory vote on our executive compensation; and

5.	Transact such other business as may properly come before the meeting or at any and all adjournments, continuations or postponements thereof.

If you owned our common stock at the close of business on March 25, 2011, you may attend and vote at the meeting. A list of stockholders eligible to vote at the meeting will be available for review during our regular business hours at our headquarters in San Antonio, Texas for ten days prior to the meeting for any purpose related to the meeting. This notice, the Proxy Statement and the Annual Report are first being mailed to stockholders on or about April 7, 2011.

By Order of the Board of Directors,

Alan Schoenbaum

Senior Vice President, General Counsel and Secretary

April 7, 2011

San Antonio, Texas

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on May 3, 2011: This proxy statement, the accompanying form of proxy card and our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, including financial statements, are available on the Internet at www.rackspace.com/proxy. Under rules issued by the SEC, we are providing access to our proxy materials both by sending you this full set of proxy materials and by notifying you of the availability of our proxy materials on the Internet.

Rackspace Hosting, Inc

Proxy Statement

For the Annual Meeting of Stockholders

To Be Held on May 3, 2011

PROXY STATEMENT FOR 2011 ANNUAL MEETING OF STOCKHOLDERS

Rackspace Hosting, Inc.

5000 Walzem Road

San Antonio, Texas 78218

GENERAL INFORMATION

Our Board of Directors is soliciting proxies for our 2011 Annual Meeting of Stockholders to be held on Tuesday, May 3, 2011 at 8:30 a.m., CDT at the Rackspace Corporate Headquarters, 5000 Walzem Road, San Antonio, Texas 78218.

The proxy materials, including this proxy statement, proxy card or voting instruction card and our 2010 Annual Report are being distributed and made available on or about April 7, 2011. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully. When used in this proxy statement, the terms “we,” “us,” “our” and “the Company” mean Rackspace Hosting, Inc. and its divisions and subsidiaries.

QUESTIONS AND ANSWERS

What is included in the materials sent to you and posted on our website?

The materials include:

•	Our proxy statement for the Annual Meeting and a proxy card; and

•	Our 2010 Annual Report on Form 10-K, which includes our audited consolidated financial statements for the fiscal year ended December 31, 2010.

What matters am I being asked to vote on at the Annual Meeting?

At the Annual Meeting, you will be asked to:

•

Elect two Class III directors, Graham Weston and Palmer Moe, to serve for a term of three years and until their successors are duly elected and qualified, subject to their earlier death, resignation or removal;

•	Ratify the appointment of KPMG LLP, as our independent registered public accounting firm for the fiscal year ending December 31, 2011;

•	Consider and vote upon an advisory vote on executive compensation;

•	Consider and vote upon an advisory vote on the frequency of holding an advisory vote on our executive compensation; and

•	Transact such other business as may properly come before the meeting or at any and all adjournments, continuations or postponements thereof.

What is our Board of Directors’ voting recommendations?

Our Board of Directors recommends that you vote your shares “FOR” each of the nominees to the Board, “FOR” the ratification of the appointment of KPMG LLP, “FOR” the approval of our executive compensation for our named executive officers, and a “3 YEAR” frequency of the non-binding vote on executive compensation.

How can I attend and vote at the Annual Meeting?

You are entitled to attend the Annual Meeting only if you were a Rackspace stockholder as of the close of business on March 25, 2011, the “Record Date”, or you hold a valid proxy for the Annual Meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. You should be prepared to present photo identification for admittance. You may obtain directions to attend the Annual Meeting by contacting our reception desk at 210-312-4000. If you are not a stockholder of record but hold shares as a beneficial owner through a broker, bank, trustee or nominee (i.e., in street name), you should provide proof of beneficial ownership as of the Record Date, such as your most recent account statement prior to May 3, 2011, a copy of the voting instruction card provided by your broker, bank, trustee or nominee, or other similar evidence of ownership.

If you do not provide photo identification or comply with the other procedures outlined above, you may not be admitted to the Annual Meeting. For security reasons, you and your bags may be subject to search prior to your admittance to the meeting.

At the close of business on the Record Date, we had approximately 129,225,336 shares of common stock issued and outstanding, all of which are entitled to vote with respect to all matters to be acted upon at the Annual Meeting. Each stockholder of record is entitled to one vote for each share of common stock held by such stockholder.

The meeting will begin at 8:30 a.m., CDT. Check-in will begin at 7:30 a.m, CDT and you should allow ample time for the check-in procedures.

What is the difference between holding shares as a stockholder of record and as a beneficial owner of shares held in street name?

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered the stockholder of record with respect to those shares, and we sent you the proxy materials directly.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the proxy statement was forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account.

What is the quorum requirement for the Annual Meeting?

The holders of a majority of our issued and outstanding shares on the Record Date must be present at the meeting or represented by proxy in order to hold the meeting and conduct business. This is called a quorum. Your shares will be counted for purposes of determining if there is a quorum, whether representing votes for, against, withheld or abstained, or broker non-votes, if you:

•	Are present and entitled to vote in person at the meeting; or

•	Have voted on the Internet, by telephone or by properly submitting a proxy card by mail.

How do I vote?

Most stockholders have a choice of voting in one of four ways:

•	over the Internet;

•	using a toll-free telephone number;

•	completing a proxy/voting instruction card and mailing it in the postage-paid envelope provided (if you received paper copies of the proxy materials); or

•	in person at the meeting.

The telephone and Internet voting facilities for Stockholders of Record will close at 11:59 p.m. Eastern Standard Time on May 2, 2011. The Internet and telephone voting procedures are designed to authenticate stockholders by use of a control number and to allow you to confirm that your instructions have been properly recorded.

Please read the instructions on the Notice, proxy card or the information sent by your broker or bank. If you hold your shares in street name, your bank or broker will send you a separate package describing the procedures and options for voting your shares.

What happens if I do not give specific voting instructions?

Stockholders of Record. If you are a stockholder of record and you sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by our Board of Directors on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the meeting.

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of the New York Stock Exchange, or NYSE, the organization that holds your shares may generally vote on “routine” matters. This is known as “broker discretionary voting.” However, if the organization that holds your shares does not receive instructions from you on how to vote your shares on a “non-routine matter,” the organization will inform our Inspector of Election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.” When our Inspector of Election tabulates the votes for any particular matter, broker non-votes will be counted for purposes of determining whether a quorum is present, but will not otherwise be counted. We encourage you to provide voting instructions to the organization that holds your shares by carefully following the instructions provided in the Notice.

Which ballot measures are considered “routine” or “non-routine”?

We believe that Proposal 2 (approval of auditors) will be considered routine under NYSE rules, which means that the bank or brokerage firm that holds your shares may vote your shares in its discretion. Because of a change in NYSE rules, we note that Proposal 1 (election of directors) is considered a non-routine matter, as are Proposal 3 (approval of executive compensation) and Proposal 4 (Frequency of advisory vote on executive compensation). Accordingly, if you are not the stockholder of record, the organization that holds your shares may not vote with respect to the election of directors, the approval of executive compensation or the frequency of the advisory vote on executive compensation if you have not provided instructions. We strongly encourage you to submit your proxy and exercise your right to vote as a stockholder.

How are abstentions treated?

Abstentions are counted for purposes of determining whether a quorum is present. For the purpose of determining whether the stockholders have approved a matter, abstentions are deemed to be votes cast and have the same effect as a vote “AGAINST” any matter being voted on at the Annual Meeting, except in elections of directors where abstentions have no effect on the outcome.

What is the voting requirement to approve each of the proposals?

The following table sets forth the voting requirement with respect to each of the proposals:

Proposal 1—Election of directors	Each director must be elected by a plurality of the votes cast, meaning that the two nominees receiving the most “FOR” votes (among votes properly cast in person or by proxy) will be elected to the Board of Directors as Class III directors. You may vote “FOR” or “WITHHOLD” on each of the two nominees for election as director. Only votes “FOR” will affect the outcome. A broker non-vote or a properly executed proxy marked “WITHHOLD” with respect to the election of a Class III director will not be voted with respect to such director, although it will be counted for purposes of determining whether there is a quorum. The Board of Directors recommends that you vote your shares “FOR” each of the two nominees listed in Proposal 1.

Proposal 2—Ratification of appointment of independent registered public accounting firm	You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. To be approved by our stockholders, this proposal must receive a “FOR” vote by a majority of the votes cast on this proposal at the Annual Meeting. Abstentions are deemed to be votes cast and have the same effect as a vote against this proposal. However, broker non-votes are not deemed to be votes cast and, therefore, will have no effect on the outcome of the vote. The Board of Directors recommends that you vote your shares “FOR” Proposal 2.

Proposal 3—Approval, by non-binding vote, of our executive compensation for our named executive officers	You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. To be approved by non-binding vote by our stockholders, this proposal must receive a “FOR” vote by a majority of the votes cast on this proposal at the Annual Meeting. Abstentions are deemed to be votes cast and have the same effect as a vote against this proposal. However, broker non-votes are not deemed to be votes cast and, therefore, will have no effect on the outcome of the vote. The Board of Directors recommends that you vote your shares “FOR” Proposal 3.

Proposal 4—Determine the frequency of the advisory vote on executive compensation	You may vote “1 YEAR,” “2 YEARS,” “3 YEARS,” or “ABSTAIN” on this proposal. The frequency of the advisory vote on executive compensation receiving the greatest number of votes (every one, two or three years) will be considered the frequency recommended by stockholders. Abstentions and broker non-votes will therefore have no effect on such vote. The Board of Directors recommends that you vote your shares for “3 Years” for Proposal 4.

Although the advisory votes on Proposals 3 and 4 are non-binding, as provided by law, our board will review the results of the votes and, consistent with our record of stockholder engagement, will take them into account in making a determination concerning executive compensation and the frequency of such advisory votes.

Can I revoke or change my vote after I have voted?

Subject to any rules your broker, trustee or nominee may have, you may revoke your proxy and change your vote at any time before the final vote at the meeting. You may vote again on a later date by signing and returning a new proxy card over the Internet, by mail or by telephone with a later date, or by attending the meeting and voting in person. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the meeting or specifically request in writing that your prior proxy be revoked.

Where can I find the voting results of the Annual Meeting?

The preliminary voting results will be announced at the Annual Meeting. The final voting results will be tallied by the Inspector of Election and published in our Current Report on Form 8-K to be filed within four business days of the Annual Meeting.

Who is paying for the cost of this proxy solicitation?

We will bear the costs of solicitation of proxies. We have engaged Innisfree M&A Incorporated to assist us with the solicitation of proxies and expect to pay Innisfree less than $15,000 for their services. In addition to solicitations by mail, Innisfree and our directors, officers and regular employees may solicit proxies by telephone, email and personal interviews without additional remuneration. We will request brokers, custodians and fiduciaries to forward proxy soliciting material to the owners of shares of our common stock that they hold in their names. We will reimburse banks and brokers for their reasonable out-of-pocket expenses incurred in connection with the distribution of our proxy materials.

How may I obtain a separate copy of the proxy materials?

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. Accordingly, a single Proxy Statement may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. We will promptly deliver upon written or oral request a separate copy of this proxy statement to any stockholder of a shared address to which a single copy of this document was delivered. If any stockholders of a shared address wish to receive a separate proxy statement, they may contact our Corporate Secretary by mail, fax or email to: Secretary, Rackspace Hosting, Inc., 5000 Walzem Road, San Antonio, Texas 78218, if by fax to: +1-210-312-4848, if by email to secretary@rackspace.com or if by phone to (210) 312-4000. If you are a beneficial stockholder and own your shares through a bank or broker, please contact your bank or broker to request additional copies. Other stockholders who have multiple accounts in their names or who share an address with other stockholders can authorize us to discontinue mailings of multiple proxy statements by contacting our Corporate Secretary.

PROPOSAL 1—ELECTION OF DIRECTORS

Our Board of Directors currently consists of seven directors and is divided into three classes, with the nominees for one class to be elected at each annual meeting of stockholders, to hold office for a three-year term and until successors of such class have been elected and qualified, subject to their earlier death, resignation or removal.

The terms of the Class III directors are scheduled to expire on the date of the upcoming Annual Meeting. Based on the recommendation of the Nominating and Governance Committee of the Board of Directors, the Board of Directors’ nominees for election by the stockholders are the two current Class III members of the Board of Directors, Graham Weston and Palmer Moe. If elected, the nominees will serve as directors until the annual meeting of stockholders in 2014 and until their successors are elected and qualified, subject to their earlier death, resignation or removal.

The names and certain information about the nominee directors and the continuing directors in each of the other two classes of the Board of Directors are set forth below. There are no family relationships among any of our directors or executive officers.

It is intended that the proxy will be voted, unless otherwise indicated, for the election of the nominees as Class III directors to the Board of Directors. If any of the nominees should for any reason be unable or unwilling to serve at any time prior to the Annual Meeting, the proxies will be voted for the election of such other person as a substitute nominee as the Board of Directors may designate in place of such nominee.

The two candidates receiving the highest number of affirmative votes of the shares of our common stock entitled to vote at the Annual Meeting will be elected Class III directors to serve for a three-year term and until their successors have been duly elected and qualified, subject to their earlier death, resignation or removal.

Nominees for Class III Directors

The name and age as of March 25, 2011 of each nominee director, his position with us, the year in which he first became a director and certain biographical information is set forth below:

Name	Age	Positions and Offices Held with the Company	Director Since
Graham Weston	47	Chairman of the Board	2001
Palmer L. Moe	67	Lead Director	2001

Graham Weston, our Chairman of the Board, provided seed capital for the formation of our business in December 1998 and acted as our Chairman or Co-Chairman (or its functional equivalent for our predecessor entities) since that time and as our Chief Executive Officer (or its functional equivalent for our predecessor entities) from July 1999 to August 2006. Prior to joining Rackspace, Mr. Weston led the creation of and managed a number of startup ventures. Mr. Weston is also the Chief Executive Officer of Weston Properties, a real estate company that owns or manages industrial and office properties. Mr. Weston serves as a member of our Real Estate and Finance Committee and our Service and Strategy Committee. He received his B.S. degree from Texas A&M University.

Mr. Weston’s pertinent experience, qualifications, attributes, and skills include: the knowledge and experience he has attained through his experience as an entrepreneur and private investor, and the knowledge and experience he has attained through his service as a Rackspace early stage investor, Chief Executive Officer and as our Chairman of the Board.

Palmer L. Moe has served as a member of our Board of Directors since August 2001. Mr. Moe is also the Managing Director of Kronkosky Charitable Foundation in San Antonio, Texas, a position he has held since 1997. Mr. Moe was a partner of Arthur Andersen & Co., an accounting firm, and worked in its San Antonio, Houston and Denver offices from 1965 to 1983. From 1983 until 1992, he served as President and Chief Operating Officer and a director of Valero Energy Corporation, an energy company. Mr. Moe is our Lead Director, Chairman of our Compensation Committee and our Nominating and Corporate Governance Committee and serves as a member of our Audit Committee. Mr. Moe also serves on the Board of Directors of a private company. He received his Bachelor’s Degree in Accounting from the University of Denver and completed the Senior Executive Development Course at the Alfred P. Sloan School of Management at the Massachusetts Institute of Technology.

Mr. Moe’s pertinent experience, qualifications, attributes, and skills include: financial literacy and managerial experience attained through his service as a partner at Arthur Andersen and Co. and as President and Chief Operating Officer of Valero Energy Corporation, the knowledge and experience he has attained through service on the boards of other private and public companies and as an audit committee chairman of another public company, and the knowledge and experience he has attained through his service on our Board and chairmanship of certain of its committees since 2001.

Directors Not Standing for Election

The names and certain biographical information as of March 25, 2011 about the continuing members of the Board of Directors who are not standing for election at this year’s Annual Meeting and are set forth below:

Name	Age	Positions and Offices Held with the Company	Director Since	Director Class	End of Current Term
A. Lanham Napier	40	CEO, President and Director	2001	Class II Director	2013
George J. Still, Jr.	53	Director	2006	Class II Director	2013
S. James Bishkin	53	Director	2005	Class I Director	2012
Fred Reichheld	59	Director	2008	Class I Director	2012
Mark P. Mellin	50	Director	2009	Class I Director	2012

A. Lanham Napier has served as our Chief Executive Officer since April 2006 and as our President and a member of our Board of Directors since August 2001. He served as our Chief Financial Officer from May 2000 to January 2003. From June 1997 to April 2000, Mr. Napier served as a director for Silver Brands Partners, an investment company. From May 1993 to June 1995, he worked as an analyst for Merrill Lynch and Co., an investment-banking firm. Mr. Napier received his B.A. in Economics from Rice University and his M.B.A. from Harvard University.

We believe that Mr. Napier’s extensive industry experience and direct involvement in our operations as Chief Executive Officer give him the experience, qualifications, attributes, and skills to serve on and help lead the Board. Mr. Napier provides leadership to our Board in a number of ways, including working with the Lead Director on setting necessary and appropriate agenda items for meetings of the Board with input from other directors, suggesting and managing the amount of time and information devoted to discussion and analysis of agenda items and other matters that may come before the Board, and providing strategic vision.

George J. Still, Jr. has served as a member of our Board of Directors since November 2006. He initially led the Company’s first institutional venture financing in 2000 as a partner at Norwest Venture Partners, a venture capital firm. Mr. Still joined Norwest in 1989 and has served as a managing partner there since October 1994, where he focuses on investments in software, services, systems and consumer/Internet technologies. He also serves on the Boards of other private companies. Previously, Mr. Still worked for Ernst & Young, an accounting firm, in San Francisco and later as a Partner with Centennial Funds, a venture capital firm based in Denver, Colorado. Mr. Still served as a director of the National Venture Capital Association from 1995 to 2000 and on the Stanford Business School Venture Capital Trust from 1997 to 2001. Mr. Still is a member of our Compensation Committee, our Nominating and Governance Committee and our Real Estate and Finance Committee. Mr. Still also serves on the Board of Directors for the Lucile Packard Foundation for Children’s Health. He received his B.S. from Pennsylvania State University and his M.B.A. from Dartmouth College, where he currently serves on the Board of Advisors of the Center for Private Equity and Entrepreneurship, Tuck School of Business.

Mr. Still’s pertinent experience, qualifications, attributes, and skills include: an M.B.A., financial literacy and expertise gained through his experience with a large venture capital firm, the knowledge and experience he has attained through his service on other boards, and the knowledge and experience he has attained through his service on our Board since 2006.

S. James Bishkin has served as a member of our Board of Directors since November 2005. He has served as the president of the general partner of Isom Capital Partners I through IV, whose primary purposes were to manage their investments in Rackspace, since December 1999, November 2000, November 2000, and October 2005, respectively, until September 2009 (Isom Capital Partners I and II) and November 2009 (Isom Capital Partners III and IV). Since August 2001, Mr. Bishkin has been actively involved as a real estate development partner in SV 2020 Joint Venture developing, constructing, managing, and owning self storage properties. From 1999 until 2002, he was a development partner with Shurgard Storage Centers, a real estate investment trust. Prior to that he founded and served as President of Emmis Mortgage, a company specializing in the acquisition of real estate backed commercial paper. He has co-founded other businesses, including Grounds Control, a commercial landscape business, which was sold in 1998. Mr. Bishkin has been active in various real estate development and acquisition partnerships since 1983. Mr. Bishkin is the Chairman of our Real Estate and Finance Committee and serves as a member of our Audit Committee and our Nominating and Governance Committee. He received his B.A. from the University of Texas in Austin and his M.B.A from Southern Methodist University.

Mr. Bishkin’s pertinent experience, qualifications, attributes, and skills include: financial literacy and managerial experience attained through his real estate development and investment business and the knowledge and experience he has attained through his service on our Board since 2005.

Fred Reichheld has served as a member of our Board of Directors since November 2008. Since 1977, Mr. Reichheld has been employed at Bain & Company, Inc., a global business consulting firm, and was elected to the partnership at Bain in 1982. Mr. Reichheld founded Bain’s Loyalty practice, which helps clients achieve superior results through improvements in customer, employee, partner, and investor loyalty, and has also served in a variety of other roles, including as a member of Bain & Company’s Worldwide Management, Nominating, and Compensation Committees. In January 1999, he was elected by the firm to become the first Bain Fellow. Mr. Reichheld is a frequent speaker to major business forums and groups of CEOs and senior executives worldwide and has authored several books, including The Loyalty Effect: The Hidden Force Behind Growth, Profits, and Lasting Value (Harvard Business School Press, 1996), The Loyalty Rules!: How Today’s Leaders Build Lasting Relationships (Harvard Business School Press 2003), and The Ultimate Question, (Harvard Business School Press, 2006). Mr. Reichheld is Chairman of our Service & Strategy Committee. He received his B.A. from Harvard College and his M.B.A. from Harvard Business School.

Mr. Reichheld’s pertinent experience, qualifications, attributes, and skills include: an M.B.A., financial literacy and managerial experience attained through his partnership at a large management consulting firm, and as an advisor on customer loyalty to several large corporations, and the knowledge and experience he has attained through his service on our Board since 2008.

Mark P. Mellin has served as a member of our Board of Directors since May 2009. Mr. Mellin is a certified public accountant and has been employed at Vidacare Corporation, a San Antonio, Texas based medical device company since December 2009, where he currently serves as the Chief Executive Officer, President and Chief Financial Officer. Mr. Mellin previously was the managing partner of the San Antonio office of Arthur Andersen LLP, an international accounting and consulting firm he was with from September 1982 to August 2002. During his tenure at Arthur Andersen, Mr. Mellin oversaw the operations of the audit, tax and consulting practice of the San Antonio office and served as an auditor and financial advisor to numerous public and private companies. Mr. Mellin was Senior Vice President and Chief Financial Officer of Ilex Oncology, Inc., a publicly traded bio-pharmaceutical company, from September 2002 to December 2004 until its acquisition by Genzyme Corporation. At different points between January 2005 through December 2009, Mr. Mellin worked as a financial consultant, providing among other things, regulatory reporting and merger and acquisition assistance. Mr. Mellin is Chairman of our Audit Committee and a member of our Compensation Committee. He received his BBA in accounting from the University of Texas in Austin in 1982 and his CPA license from the state of Texas in 1984.

Mr. Mellin’s pertinent experience, qualifications, attributes, and skills include: financial literacy and managerial experience attained through his partnership at a large independent accounting firm including as the managing partner of a large office, as a Chief Executive Officer and Chief Financial Officer of a public company, and the knowledge and experience he has attained through his service on our Board since 2009 as Audit Committee Chairman.

Board Composition

Pursuant to our Amended and Restated Certificate of Incorporation, we have a “staggered” or classified Board, which is divided into three classes. Each class is elected at an annual meeting of stockholders and holds office for a three-year term. We believe that the classified structure offers several advantages to our Company and our stockholders, including promoting Board continuity and stability, encouraging directors to take a long-term perspective, and ensuring that a majority of our Board members will always have prior experience with our Company. However, our main reasoning for structuring our Board as a classified Board is that it provides effective protection against unwanted takeovers and proxy contests, thereby encouraging a reasoned negotiation to take place in those situations, which our Board believes would maximize stockholder return.

While our Board recognizes that some believe that a classified structure does not enable stockholders to express a view on each director’s performance through an annual vote, thereby reducing directors’ accountability to stockholders, and that some institutional investors believe that the election of directors is the primary means for stockholders to influence corporate governance policies and to hold management accountable for implementing those policies, our Board believes that the benefits provided by a classified Board far exceed any potential detriments.

Our Board has also assessed the current makeup of the Board and, while it believes the makeup is strong, we continue to look for members that can add additional depth of knowledge and experience in leading our Company. Currently our Nominating & Governance Committee is leading an effort to search for new directors who can add that depth of knowledge through meaningful experience with web-based technology and/or as a CEO.

Committees of Our Board of Directors

Our Board of Directors has established an Audit Committee, a Compensation Committee, a Nominating and Governance Committee, a Real Estate and Finance Committee and a Service & Strategy Committee. Pursuant to our Amended and Restated Bylaws, our Board may establish other committees to facilitate the management of our business and operations.

Audit Committee

Our Audit Committee consists of Mark P. Mellin (Chairman), S. James Bishkin, and Palmer L. Moe. Our Board has determined that each member of our Audit Committee meets the requirements for audit committee independence purposes and financial literacy under the rules and regulations of the SEC, and the listing requirements of the NYSE, and that Mark P. Mellin and Palmer Moe qualify as audit committee financial experts, under SEC rules and regulations and the financial sophistication requirements of the NYSE. No member of our Audit Committee serves on the audit committees of more than three other public companies. Our Audit Committee is responsible for, among other things, selecting and hiring our independent auditors, and approving the audit and non-audit services to be performed by our independent auditors; evaluating the qualifications, performance, and independence of our independent auditors; monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters; reviewing the adequacy and effectiveness of our internal control policies and procedures; discussing the scope and results of the audit with the independent auditors and reviewing with management and the independent auditors our interim and year-end operating results; and preparing the Audit Committee report that the SEC requires in our annual proxy statement.

The Audit Committee acts under a written charter adopted and approved by our Board of Directors. A copy of the charter of our Audit Committee is available on our website located at http://ir.rackspace.com. The Report of the Audit Committee of the Board of Directors is located on page 18 of this proxy statement.

Compensation Committee

Our Compensation Committee consists of Palmer L. Moe (Chairman), Mark P. Mellin, and George J. Still, Jr. Our Board has determined that each member of our Compensation Committee meets the requirements for independence under the current requirements of the NYSE, is a non-employee director, as defined by Rule 16b-3 promulgated under the Exchange Act, and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended. Our Compensation Committee is responsible for, among other things, reviewing and recommending to our Board for approval, the salary, bonus, incentive, and equity compensation for our Chief Executive Officer, and compensation programs for our outside directors; approving the salary, bonus, incentive, and equity compensation for all of our other executive officers; administering our equity incentive plans, including our Amended and Restated 2007 Long-Term Incentive Plan and 2008 Employee Stock Purchase Plan; and reviewing and approving the compensation discussion and analysis and Compensation Committee report that the SEC requires in our annual proxy statement. The Compensation Committee may form subcommittees for any purpose that it deems appropriate and may delegate to those subcommittees such power and authority as it deems appropriate.

The Compensation Committee acts under a written charter adopted and approved by our Board. A copy of the charter of our Compensation Committee is available on our website located at http://ir.rackspace.com. The Report of the Compensation Committee is located on page 37 of this proxy statement.

Members of our Board that are not on the Compensation Committee are invited, and frequently attend, our Compensation Committee meetings.

Nominating and Governance Committee

Our Board has established a Nominating and Governance Committee that consists of Palmer L. Moe (Chairman), George J. Still, Jr., and S. James Bishkin. Our Board has determined that each designated member of our Nominating and Governance Committee meets the requirements for independence under the requirements of the NYSE. The Nominating and Governance Committee is responsible for, among other things, developing and recommending to our Board our corporate governance guidelines, identifying individuals qualified to become Board members, overseeing the evaluation of the performance of the Board, selecting the director nominees for the next annual meeting of stockholders, and selecting director candidates to fill any vacancies on the Board.

The Nominating and Governance Committee acts under a written charter adopted and approved by our Board. A copy of the charter of our Nominating and Governance Committee is available on our website located at http://ir.rackspace.com.

Members of our Board that are not on the Nominating and Governance Committee are invited, and frequently attend, our Nominating and Governance Committee meetings.

Real Estate and Finance Committee

Our Real Estate and Finance Committee consists of S. James Bishkin (Chairman), Graham Weston, and George J. Still, Jr. The Real Estate and Finance Committee is responsible for developing plans and making recommendations to our Board of Directors with respect to various financing and real estate issues. During 2010, the Real Estate and Finance Committee dealt mainly with the review and approval of leases for our data centers and corporate facilities.

Service & Strategy Committee

Our Service & Strategy Committee consists of Fred Reichheld (Chairman) and Graham Weston. The Service & Strategy Committee is responsible for developing plans and strategies relating to improvements in our business service model, and making recommendations to our Board relating to related initiatives.

Board Meetings and Attendance

The Board of Directors held nine meetings during the year ended December 31, 2010. Each director attended at least 75% of the aggregate of the meetings of the Board of Directors and of the committees on which he served during the period for which he was a director or committee member, respectively. The following table sets forth the standing committees of the Board of Directors, the number of meetings held by each committee in 2010 and the membership of each committee during the year ended December 31, 2010. Mr. Napier is omitted from the table below as he is not a member of any of the current standing committees of the Board of Directors.

Name	Audit	Compensation	Nominating and Governance	Real Estate and Finance	Service and Strategy
S. James Bishkin	Member		Member	Chair
Mark P. Mellin	Chair	Member
Palmer L. Moe	Member	Chair	Chair
George J. Still, Jr.		Member	Member	Member
Graham Weston				Member	Member
Fred Reichheld					Chair

Total Number of Meetings Held in 2010	6	11	4	2	4

Corporate Governance

Board Leadership Structure

We separate the roles of CEO and Chairman of the Board in recognition of the differences between the two roles. The CEO is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company, while the Chairman of the Board provides guidance to the CEO and presides over meetings of the full Board. Because Mr. Weston, our Chairman, is an employee of the Company and is therefore not “independent,” our Board of Directors has appointed the Chairman of our Compensation Committee and our Nominating and Corporate Governance Committee, Palmer Moe, as our lead independent director or “Lead Director”, to preside at all executive sessions of “non-management” directors, as defined under the rules of the NYSE. The Lead Director, working with our Chief Executive Officer and other directors, sets the agenda and leads the discussion of regular meetings of the Board outside the presence of management, provides feedback regarding these meetings to the Chairman and the CEO, and otherwise serves as liaison between the independent directors and the Chairman and the CEO. If necessary, the Lead Director is also responsible for receiving, reviewing, and acting upon communications from stockholders or other interested parties when those interests should be addressed by a person independent of management. The Board believes that this approach appropriately and effectively complements our management structure. The Board’s practice is to have at least four separate executive session meetings on an annual basis for the independent directors.

Director Attendance at Annual Stockholder Meetings

Directors are encouraged, but not required, to attend our Annual Stockholder Meeting. Six of our seven directors attended last year’s Annual Stockholder Meeting.

Board Independence

Our Board of Directors has undertaken a review of the independence of the directors and considered whether any director had a material relationship with us that could compromise his ability to exercise independent judgment in carrying out his responsibilities. The criteria used by the Board, summarized below, are consistent with the NYSE listing standards regarding director independence. To be considered independent, the Board must determine that a director does not have a material relationship, directly or indirectly, with Rackspace. In assessing independence, the Board considers all relevant facts and circumstances. In particular, when assessing the materiality of a director’s relationship with Rackspace, the Board considers the issue not just from the standpoint of the director, but also from that of the persons or organizations with which the director has an affiliation. A director will not be considered independent if he or she:

•	is, or has been within the last three years, an employee of Rackspace;

•	has an immediate family member who is, or has been within the last three years, an executive officer of Rackspace;

•

has, or has an immediate family member who has, received more than $120,000 in direct compensation from Rackspace, other than director and committee fees, in any twelve month period within the last three years;

•	is a current partner or employee of our auditor;

•	has an immediate family member who is a current partner of our auditor or who is an employee of our auditor and personally works on our audit;

•	has been, or has an immediate family member who has been, within the last three years, a partner or employee of our auditor who personally worked on our audit during that time;

•

is, or an immediate family member is, or has been within the last three years, employed as an executive officer of a public company that has or had on the Compensation Committee of its Board an executive officer of Rackspace (during the same period of time); or

•

is a current employee, or has an immediate family member who is a current executive officer, of a company that has made payments to, or received payments from, Rackspace for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

The Board has considered the independence of its members in light of these independence criteria. In connection with its independence considerations, the Board has reviewed Rackspace’s relationships with organizations with which our directors are affiliated and has determined that such relationships, other than as set forth in this proxy statement, were established in the ordinary course of business and are not material to us, any of the organizations involved, or our directors.

As a result of this review, our Board of Directors determined that S. James Bishkin, Mark P. Mellin, Fred Reichheld, Palmer L. Moe and George J. Still, Jr., representing five of our seven directors, are “independent directors” as defined under the rules of the NYSE, constituting a majority of independent directors of our Board of Directors as required by the rules of the NYSE. Each independent director is expected to notify the chair of the Nominating and Governance Committee, as soon as reasonably practicable, of changes in his or her personal circumstances that may affect the Board’s evaluation of his or her independence.

Corporate Governance Guidelines and Code of Ethics and Business Conduct

Our management team and our Board regularly review and evaluate our corporate governance practices. The Board has adopted corporate governance guidelines that address the composition of and policies applicable to the Board. Our Board has adopted a code of business conduct and ethics. The code of business conduct and ethics applies to all of our employees, officers, and directors. The full text of our code of business conduct and ethics is posted on the investor relations portion of our website at http://ir.rackspace.com. We intend to disclose future amendments to our code of business conduct and ethics, or certain waivers of such provisions, at the same location on our website identified above and also in public filings.

Whistleblower Procedures

In accordance with the Sarbanes-Oxley Act of 2002, we have established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission by our employees of concerns regarding accounting or auditing matters. If an employee has a concern regarding questionable accounting, internal accounting controls or auditing matters, or the reporting of fraudulent financial information, our employees may report their concern by reporting it to the General Counsel or by submitting the concern at our reporting site at www.rackspace.ethicspoint.com.

Director Nomination Procedures

The Nominating and Governance Committee solicits recommendations for potential Board candidates from a number of sources, including members of the Board, our officers, individuals personally known to the members of the Board, and third-party research firms. In addition, the Nominating and Governance Committee will consider director candidates recommended by stockholders. In considering candidates submitted by stockholders, the Nominating and Governance Committee will take into consideration the needs of the Board of Directors and the qualifications of the candidate. The Nominating and Governance Committee may also take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held. To have a candidate considered by the Nominating and Governance Committee, a stockholder must submit the recommendation in writing and must include the following information:

•	the name of the stockholder and evidence of the person’s ownership of our stock, including the number of shares owned and the length of time of ownership;

•	the name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director of the Company; and

•	the written consent of the proposed candidate to be named as a nominee and to serve as a director if elected.

The stockholder recommendation and information described above must be sent to the corporate secretary at our principal executive offices and must be received by the corporate secretary not less than one hundred twenty (120) calendar days before the one year anniversary of the date on which we first mailed our proxy statement to stockholders in connection with the prior year’s annual meeting of stockholders.

The Nominating and Governance Committee believes that the minimum qualifications for serving as a director are that a nominee demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board’s oversight of the business and affairs of Rackspace and have an impeccable record and reputation for honest and ethical conduct in both his or her professional and personal activities. In addition, the Nominating and Governance Committee examines a candidate’s specific experiences and skills, relevant industry background and knowledge, time availability in light of other commitments, potential conflicts of interest, interpersonal skills and compatibility with the Board, ability to complement the competency and skills of the other Board members and independence from management and the Company. The Nominating and Governance Committee also seeks to have the Board represent a diversity of backgrounds and experience and has historically supported such diversity by supporting Board members holding expertise in many different areas, including leadership, finance, accounting, real estate and customer service. The Nominating and Governance Committee continues to look for candidates with expertise in these and other areas, including those that have web-based technology expertise and/or CEO experience.

The Nominating and Governance Committee identifies potential nominees through independent research and through consultation with current directors and executive officers and other professional colleagues. The Nominating and Governance Committee looks for persons meeting the criteria above, and takes note of individuals who have had a change in circumstances that might make them available to serve on the Board. The Nominating and Governance Committee also, from time to time, in its discretion, may engage firms that specialize in identifying director candidates. As described above, the Nominating and Governance Committee will also consider candidates recommended by stockholders.

Once a person has been identified by the Nominating and Governance Committee as a potential candidate, the Nominating and Governance Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Nominating and Governance Committee determines that the candidate warrants further consideration, the chairman or another member of the Nominating and Governance Committee would contact the person. Generally, if the person expresses a willingness to be considered and to serve on the Board, the Nominating and Governance Committee requests information from the candidate, reviews the person’s accomplishments and qualifications, including in light of any other candidates that the Nominating and Governance Committee might be considering. The Nominating and Governance Committee and other directors (including the Chairman and our Chief Executive Officer) may also conduct one or more interviews with the candidate, either in person, telephonically or both. In certain instances, Nominating and Governance Committee members or other Board members may request a background check, may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments. The Nominating and Governance Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a stockholder, although, as stated above, the Nominating and Governance Committee may take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held in order to try to substantiate the stockholders depth of interest in our company.

Stockholder Communications with Directors

Our Board encourages stockholders or other interested parties who are interested in communicating directly with our independent directors as a group to do so by writing to the independent directors in care of our Corporate Secretary. Stockholders can send communications by mail, fax or email to: Secretary, Rackspace Hosting, Inc., 5000 Walzem Road, San Antonio, Texas 78218, if by fax to: +1-210-312-4848, or if by email to secretary@rackspace.com. Correspondence received from stockholders or other interested parties and addressed to our independent directors will be reviewed by our Corporate Secretary or his or her designee, who will forward to our independent directors all such correspondence that, in the opinion of our Corporate Secretary, deals with the functions of the Board or committees thereof or that our Corporate Secretary otherwise determines requires their attention.

Continuing Education

Our Board encourages its members to pursue continuing education in order to enhance their effectiveness as Board members. In 2010, the Board provided for four hours of continuing education to its members as part of their regularly scheduled Board agenda and the Committee chairs participated in no less than eight hours of continuing legal education in 2010.

Risk Management

The Board has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks. The Board regularly reviews information regarding our credit, liquidity and operations, as well as the risks associated with each. The Audit Committee oversees management of financial risks and has taken the lead role with respect to overall risk management oversight. The Audit Committee directly monitors our company’s enterprise risk management process and provides annual updates to the full Board. The Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements. The Nominating and Corporate Governance Committee manages risks associated with the independence of the Board of Directors and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks. The Board also routinely addresses specific risks related to corporate strategies as part of its normal agenda for its scheduled quarterly meetings. In addition, in order to facilitate communication regarding, among other things, risk management, our Vice-President of Internal Audit reports directly to both the Chairman of the Audit Committee as well as our CEO.

Headquarters Information and Website Information

Our headquarters are located at 5000 Walzem Road, San Antonio, Texas 78218 and the telephone number is (210) 312-4000. The company’s website can be found at http://www.rackspace.com.

2010 Director Compensation

Current Director Compensation Plan

Our current director compensation plan has been in effect since September 1, 2010 and provides that we issue shares of our common stock having a fair market value equal to $25,000 to each non-employee director on a quarterly basis, resulting in annualized stock compensation of $100,000 per non-employee director. The number of shares issued is calculated using the closing market price of the last trading day of the quarter. Each stock issuance occurs immediately following the completion of the applicable quarter.

Each non-employee director will also receive additional compensation as follows:

•	$50,000 annually; plus

•	$25,000 annually for service as a lead director; plus

•	$20,000 annually for service as chairperson of the Audit Committee, Compensation Committee or Service and Strategy Committee; plus

•	$10,000 annually for service as chairperson of each committee, other than the Audit Committee, Compensation Committee or Service and Strategy Committee; plus

•	$10,000 annually for service as a member of the Audit Committee, Compensation Committee or the Service and Strategy Committee (other than the chairperson of such committee); plus

•

$5,000 annually for service as a member of each standing Board committee other than the Audit Committee, Compensation Committee or Service and Strategy Committee (other than the chairperson of such committee).

All of the additional compensation listed above may be paid in either cash or our common stock at the option of the non-employee director. This election was made by each non-employee director prior to the effectiveness of the new plan and shall be effective until such director’s reelection to our Board of Directors or earlier resignation or removal. Generally, each non-employee director’s election for successive terms of service shall be determined and communicated to our General Counsel no more than 15 days after commencement of such term of service, unless the election would be made during any period of time our directors are subject to trading restrictions imposed on them by us or applicable law. If no election is made with respect to a non-employee director’s term of service, all payments for the term shall be made in cash. A pro rata portion of each annual payment is earned on a monthly basis. Cash for the additional compensation will generally be paid on a monthly basis, while shares will generally be issued immediately following the completion of the applicable quarter.

Former Director Compensation Plan

Our former director compensation plan was in effect until September 1, 2010 and provided that we issue shares of our common stock having a fair market value equal to $15,000 to each non-employee director on a quarterly basis, resulting in annualized stock compensation of $60,000 per non-employee director. The number of shares issued was calculated using the closing market price of the last trading day of the quarter. Each stock issuance occurred immediately following the completion of the applicable quarter.

Each non-employee director also received additional compensation as follows:

•	$36,000 annually; plus

•	$19,000 annually for service as chairperson of the Audit Committee; plus

•	$14,000 annually for service as chairperson of each committee, other than the Audit Committee; plus

•	$9,000 annually for service as a member of each committee (other than as the chairperson of such committee).

All of the additional compensation listed above could be paid in either cash or our common stock at the option of the non-employee director. This election was made by each non-employee director prior to the effectiveness of the plan and was effective until the director’s reelection to our Board of Directors or earlier resignation or removal. Each non-employee director’s election for successive terms of service was determined and communicated to our General Counsel no more than 15 days after commencement of the term of service. A pro rata portion of each annual payment was earned on a monthly basis. Cash for the additional compensation was paid on a monthly basis, while shares were issued immediately following the completion of the applicable quarter.

Employee directors are not compensated for their service as directors.

The following table sets forth the annual director compensation paid or accrued by us to individuals who were directors during any part of 2010. The table excludes Messrs. Weston and Napier, who are employees of the Company and who do not receive any additional compensation from us for their roles as directors. Mr. Weston is a Rackspace Hosting employee and received compensation for 2010 of $215,843, which represented Mr. Weston’s base salary for the year. See “Executive Compensation” for a description of Mr. Napier’s compensation for 2010.

Director Compensation for the Year Ended December 31, 2010:

Name	Fees Earned or Paid in Cash	Stock Awards Earned (1)		Total
Palmer L. Moe	$87,000	$73,323	(2)	$160,323
S. James Bishkin	$67,000	$73,323	(3)	$140,323
George J. Still, Jr.	$—	$142,007	(4)	$142,007
Fred Reichheld	$—	$229,985	(5)	$229,985
Mark Mellin	$69,333	$173,322	(6)	$242,655

(1)	For stock issuances to Directors, the dollar amount recognized for financial statement reporting purposes with respect to 2010 is determined in accordance with FASB ASC Topic 718. The number of shares issued is determined using the closing market price for the last trading day for that quarter's earned compensation.

(2)	Mr. Moe earned 801 shares at $18.73 per share, 818 shares at $18.34 per share, 705 shares at $25.98 per share, and 796 shares at $31.41 per share.

(3)	Mr. Bishkin earned 801 shares at $18.73 per share, 818 shares at $18.34 per share, 705 shares at $25.98 per share, and 796 shares at $31.41 per share.

(4)	Mr. Still earned 1,708 shares at $18.73 per share, 1,745 shares at $18.34 per share, 1,367 shares at $25.98 per share, and 1,353 shares at $31.41 per share.

(5)	Mr. Reichheld earned 1,468 shares at $18.73 per share, 1,499 shares at $18.34 per share, 1,251 shares at $25.98 per share, and 1,353 shares at $31.41 per share. Additionally, he was granted 5,359 shares of restricted stock units at $18.66 per share.

(6)	Mr. Mellin earned 801 shares at $18.73 per share, 818 shares at $18.34 per share, 705 shares at $25.98 per share, and 796 shares at $31.41 per share. Additionally, he was granted 5,359 shares of restricted stock units at $18.66 per share.

Vote Required and Board of Directors’ Recommendation

Each director must be elected by a plurality of the votes cast, meaning that the two nominees receiving the most “FOR” votes (among votes properly cast in person or by proxy) will be elected.

RECOMMENDATION

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE

ELECTION OF THE BOARD’S TWO NOMINEES IDENTIFIED ABOVE IN PROPOSAL NO. 1

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The material in this report shall not be deemed to be (i) “soliciting material,” (ii) “filed” with the SEC, (iii) subject to Regulations 14A or 14C of the Exchange Act, or (iv) subject to the liabilities of Section 18 of the Exchange Act. This report shall not be deemed incorporated by reference into any of our other filings under the Exchange Act or the Securities Act of 1933, as amended, except to the extent the Company specifically incorporates it by reference into such filing.

Role of the Audit Committee

The Audit Committee operates under a written charter last amended by the Board of Directors on November 2, 2010, which provides that its functions include the oversight of the quality of the Company’s financial reports and other financial information and its compliance with legal and regulatory requirements, the appointment, compensation and oversight of the Company’s independent registered public accounting firm, KPMG LLP, including reviewing their independence, reviewing and approving the planned scope of the annual audit, reviewing and pre-approving any non-audit services that may be performed by KPMG LLP, reviewing with management and KPMG LLP the adequacy of internal financial controls, and reviewing critical accounting policies and estimates, and the application of U.S. generally accepted accounting principles. A more detailed description of the functions and responsibilities of the Audit Committee can be found in Rackspace’s Audit Committee Charter, published on the corporate governance section of Rackspace’s Investor Relations website at http://ir.rackspace.com.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management is responsible for the Company’s internal controls, financial reporting process and compliance with laws and regulations and ethical business standards. KPMG LLP is responsible for expressing an opinion as to the conformity of the Company’s consolidated financial statements with generally accepted accounting principles and auditing of internal controls over financial reporting.

Review of Audited Financial Statements for Fiscal Year ended December 31, 2010

The Audit Committee reviewed and discussed the Company’s audited financial statements for the fiscal year ended December 31, 2010 with management. The Audit Committee discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 114 (The Auditor’s Communication With Those Charged with Governance), as amended (AICPA, Professional Standards, Vol. 1, AU § 380), and as adopted by the Public Company Accounting Oversight Board (PCAOB) in Rule 3200T.

The Audit Committee received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) and the Audit Committee has discussed the independence of KPMG LLP with that firm. The Audit Committee reviewed the fees paid to KPMG LLP for its services and determined that KPMG LLP has not provided any non-audit services to Rackspace in 2010 except for $74,558 in audit related and tax consulting fees. See fee schedule in “Proposal 2 – Ratification of Appointment of Independent Registered Public Accounting Firm—Audit and Non-Audit Fees.”

The Audit Committee has established procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, including the confidential, anonymous submission by Rackspace employees, received through established procedures, of concerns regarding questionable accounting or auditing matters.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for filing with the SEC.

Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditor. Accordingly, the Audit Committee oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States), that the consolidated financial statements are presented in accordance with U.S. generally accepted accounting principles or that KPMG LLP is in fact “independent.”

THE AUDIT COMMITTEE

Mark P. Mellin (Chairman)

Palmer L. Moe

S. James Bishkin

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011. The Board recommends that stockholders vote for ratification of such appointment. In the event of a negative vote on such ratification, the Board and Audit Committee will reconsider the selection, though a change will not necessarily be made. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered accounting firm at any time during the year if it determines that such a change would be in our stockholders’ best interests.

KPMG LLP has audited our balance sheets as of December 31, 2009 and 2010, and our related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for the yearly periods ended December 31, 2008, December 31, 2009 and December 31, 2010. We expect representatives of KPMG LLP to be present in person or by telephone at the Annual Meeting and will be available to respond to appropriate questions. They will also have the opportunity to make a statement if they desire to do so.

Audit and Non-Audit Fees

The following table sets forth fees billed for professional audit services and other services rendered to us by KPMG LLP during the fiscal years ended December 31, 2009 and 2010:

	Year Ended December 31,
Fee Category	2009	2010
Audit Fees	$835,000	$985,343
Audit-Related Fees	88,700	$7,950
Tax Fees	25,000	$66,608
All Other Fees	—	—

Total	$948,700	$1,059,901

Audit Fees. Consists of the aggregate fees billed for professional services rendered for the audit of our annual financial statements and review of financial statements included in our quarterly reports and for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements for those fiscal years.

Audit-Related Fees. Consists of the aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.” These services for 2009 consisted of expenses related to a SAS 70 Type II audit and the services for 2010 consisted of fees associated with a proposed transaction.

Tax Fees. Consists of the aggregate fees billed for professional services rendered for tax compliance, tax advice, and tax planning. These services for 2009 and 2010 consisted of tax advice on international tax matters.

All Other Fees. Consists of the aggregate fees billed for products and services, other than the services reported above. We did not pay any fees in this category to KPMG LLP for the periods presented.

Policy on Pre-Approval of Audit and Non-Audit Services

It is the policy of our Audit Committee to pre-approve all audit and permissible non-audit services to be performed by KPMG LLP. Our Audit Committee pre-approves services by authorizing, either generally or specifically, projects within the categories outlined above, subject to budgeted amounts. To ensure prompt handling of unexpected matters, the Audit Committee delegates to the Chairman of the Audit Committee the authority to address any requests for pre-approval of services between Audit Committee meetings; provided, however, that such additional or amended services may not affect KPMG LLP’s independence under applicable SEC rules. The Chairman of the Audit Committee must report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

100% of KPMG LLP’s services and fees in fiscal 2010 were pre-approved by the Audit Committee.

Vote Required and Board of Directors’ Recommendation

The affirmative vote of a majority of the outstanding shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required to ratify the appointment of KPMG LLP as our independent registered public accounting firm.

RECOMMENDATION

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM.

EXECUTIVE OFFICERS

Set forth below is the name, age, and position of each of our executive officers.

Executive Officer	Age	Title
A. Lanham Napier	40	Chief Executive Officer, President and Director
Bruce R. Knooihuizen	55	Chief Financial Officer, Senior Vice President and Treasurer
Mark Roenigk	50	Chief Operating Officer
Lew Moorman	40	President, The Rackspace Cloud and Chief Strategy Officer
Jim Lewandowski	50	Senior Vice President and Co-General Manager, Hybrid
Pat Matthews	34	Senior Vice President, Cloud
Alan Schoenbaum	53	Senior Vice President, General Counsel and Secretary
Klee Kleber	43	Senior Vice President, Marketing and Product Development
Wayne Roberts	48	Senior Vice President and Co-General Manager, Hybrid
David Kelly	47	Senior Vice President, International
Steve Mills	52	Chief Information Officer

A. Lanham Napier—For biographical information see “Proposal 1—Election of Directors—Directors Not Standing for Election.”

Bruce R. Knooihuizen has served as our Chief Financial Officer, Senior Vice President and Treasurer since he joined us in February 2008. From 1996 until February 2008, Mr. Knooihuizen was Executive Vice President and Chief Financial Officer of Dobson Communications, a provider of rural and suburban wireless telephone services. From 1994 to 1996, Mr. Knooihuizen was Chief Financial Officer and Secretary for The Westlink Co. in San Diego, a wireless provider which was formerly an operating unit of US West. Previously, he was Treasurer and Controller of Ameritech Cellular from 1990 to 1994; Director, Accounting Operations of Ameritech Applied Technologies from 1988 to 1990; and Controller of Ameritech Properties in 1988, all located in Chicago. From 1980 to 1988, he held various financial and accounting positions with The Ohio Bell Telephone Company. Mr. Knooihuizen received his B.S. in Finance from Miami University in Oxford, Ohio and his M.B.A in Finance from the University of Cincinnati. As reported in a Form 8-K filed on March 11, 2011, Mr. Knooihuizen has announced his retirement and will be leaving the Company on April 15, 2011.

Mark Roenigk has served as our Chief Operating Officer since he joined us in December 2009. From January 2008 until December 2009, Mr. Roenigk was the Chief Procurement Officer and Vice President, Operational Excellence at eBay, where he was responsible for the implementation of a company-wide operational excellence program that substantially improved the customer experience while driving significant process and financial efficiencies. From January 2007 until December 2007, Mr. Roenigk was the Senior Vice President, Operations at XM Satellite Radio where he was responsible for all supply chain activities and global procurement in the manufacturing and distribution of XM products. From April 2004 to August 2006 he was Vice President, Supply Chain Operations at Intuit and from February 1995 to March 2004 was a general manager at Microsoft Corporation across a variety of operational roles. Mr. Roenigk received his B.B.A. in Management from Texas A&M University.

Lew Moorman has served as President, Cloud, since February 2009 and also serves as our Chief Strategy Officer, a position he has held since April 2008. Prior to that time, Mr. Moorman served as our Senior Vice President, Strategy and Corporate Development from January 2004 until April 2008, as our Chief Marketing Officer from 2001 to December 2003 and as our Vice President, Strategy and Product Development from 2000 to 2001. Before joining Rackspace, Mr. Moorman held several positions at the management consulting firm McKinsey & Company, advising a variety of high-technology clients on critical strategic issues. Mr. Moorman received his B.A. from Duke University and his J.D. from Stanford Law School.

Jim Lewandowski has served as our Senior Vice President and Co-General Manager, Hybrid since April 2010. Prior to that Mr. Lewandowski was the Senior Vice President, Worldwide Sales from September 2008 to April 2010. From January 2007 to September 2008, Mr. Lewandowski worked as an independent consultant for several mid-cap private equity firms on a variety of strategic acquisitions, technology evaluations, and technical strategy issues. From September 2003 to January 2007, Mr. Lewandowski was the Executive Vice President of the Americas at McAfee, Inc. where he oversaw the North American and Latin American sales organizations. From January 2001 to September 2003, he served as Vice President of Business and Enterprise Services, North America, at Yahoo!, where he worked closely with senior management to drive the Company’s diversification efforts outside of online advertising. Mr. Lewandowski received his B.S. in Mechanical Engineering from Michigan Technological University and his M.B.A. from the University of St. Thomas in Houston.

Pat Matthews has served as our Senior Vice President, Cloud since August 2010. Prior to that time, Mr. Matthews served as our Vice President, Cloud from January 2010 to August 2010 and Vice President, Email & Apps from September 2007 to January 2010. Matthews co-founded Webmail.us, Inc., a Virginia corporation and email hosting company in 1999 and was its Chief Executive Officer from 2002 until September 2007, when it was acquired by Rackspace. Mr. Matthews received his Bachelor of Science degree in Finance from Virginia Tech Pamplin College of Business.

Alan Schoenbaum has served as our Senior Vice President, General Counsel and Secretary since he joined us in December 2005. From 1991 until December 2005, Mr. Schoenbaum was a partner in the San Antonio office of the law firm Akin Gump Strauss Hauer & Feld LLP. He received his B.A. in English and his law degree from the University of Texas at Austin.

Klee Kleber has served as our Senior Vice President, Marketing and Product Development since February 2010 and was Vice President, Marketing and Product Development from the time he joined us in March 2007 until February 2010. From 2004 until March 2007, Mr. Kleber was Vice President, Marketing for Segway, the manufacturer and distributor of the Segway Personal Transporter. From 2003 until 2004, he managed U.S. marketing for Dell’s corporate desktop and notebook lines. From 2000 until 2003, he was a Vice President and General Manager in Dell’s European operation, serving in Germany and the U.K. From 1998 until 2000, he led Dell’s U.S. consumer marketing organization. From 1997 until 1998, he ran marketing for Dell in Japan. From 1994 until 1997, he managed domestic product marketing for Dell’s consumer and small-business product lines. Mr. Kleber received his B.A. in Economics and German from Rice University and his M.B.A. from the Wharton School at the University of Pennsylvania.

Wayne Roberts has served as our Senior Vice President and Co-General Manager, Hybrid since March 2011. Prior to that, Mr. Roberts served as our Senior Vice President, Human Resources from February 2010 until March 2011, Vice President, Human Resources from November 2008 to February 2010 and Vice President, Infrastructure Services from November 2007 to October 2008. Prior to joining Rackspace, Mr. Roberts was the Director of Professional Services for Dell, Inc. from July 2000 to August 2007, where he helped build and manage a U.S. field organization of over 300 consulting professionals to deliver infrastructure consulting solutions to Dell customers and was a senior leader in Accenture, Ltd.’s (formerly Andersen Consulting) global human services practice from April 1994 to July 2000. From January 1987 until re-joining Accenture, Ltd. in April 1994, Mr. Roberts held various leadership positions in Trammell Crow Company and Accenture, Ltd. Mr. Roberts received his B.B.A. in Business Analysis and Research and his M.B.A. in Finance from Texas A&M University.

David Kelly has served as our Senior Vice President, International since joining us in September 2010. Prior to joining Rackspace, Mr. Kelly co-founded and was the Chief Executive Officer of mydeco.com from April 2007 to December 2010. From June 2003 to April 2007, Mr. Kelly was employed at eBay where he held the positions of Vice President, European Operations and Vice President and Chief Operating Officer, Europe. Mr. Kelly received his BSC in Computer Sciences from Leicester University and his M.B.A. and PhD from City University Business School.

Steve Mills has served as our Chief Information Officer since January 2010. Prior to joining Rackspace, Mr. Mills was Vice President of enterprise systems, at T-Mobile USA from July 2006 until December 2009. Mr. Mills was also Vice President of technical operations for T-Mobile HotSpot from July 2003 to July 2006. Mr. Mills has a B.S. in Computer Science from the University of Southern Mississippi, an M.S. in Computer Science from Southern Methodist University, an M.E. in Systems Engineering from Texas Tech University and a PhD in Computer Science from Southern Methodist University.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis of compensation arrangements of our named executive officers for 2010 should be read together with the compensation tables and related disclosures set forth below. This discussion contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. The actual amount and form of compensation and the compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion. In addition, this discussion contains performance objectives established by us for 2010 solely with respect to our compensation programs. Such performance objectives do not constitute guidance regarding our expected future operating results.

Summary

This Compensation Discussion and Analysis provides information regarding the fiscal 2010 compensation program for our principal executive officer, our principal financial officer, and the three executive officers who were our next most highly compensated executives as of the end of fiscal 2010. These executives were Lanham Napier, our Chief Executive Officer; Bruce Knooihuizen, our Chief Financial Officer; Jim Lewandowski, our Senior Vice President and Co-General Manager, Hybrid; Mark Roenigk, our Chief Operating Officer; and, David Kelly, our Senior Vice President, International. As reported in a Form 8-K filed on March 11, 2011, Mr. Knooihuizen has announced his retirement and will be leaving the Company on April 15, 2011. This section is a high level summary of our Compensation Discussion and Analysis and should be read together with the more detailed sections that follow it.

Our approach to executive compensation is guided by the following principles:

•	Reward people for consistently strong results

•	Establish a clear connection between rewards and performance

•	Reward long term thinking and perspective

•	Align executive compensation with shareholder interests

Executive compensation is focused on total compensation for each executive and is based on his or her performance for the periods assessed (quarterly or semi-annually), internal peer equity analysis and comparison to comparable cash and equity compensation in our peer group. Because of our high level of growth compared to our peers, our peer group is revised annually in order for it to be reasonably representative of the market place for our executives.

In 2010, these principles manifested themselves in our outstanding results. Our revenue grew to $781 million, representing an increase of $152 million or 24% over the prior year and our net income grew to $46.4 million, an increase of $16.1 million or 53% over the prior year.

As more fully described below, compensation of the entire executive group in 2010 included salary paid every two weeks, a bonus based on achievement of quarterly profit targets established at the beginning of each quarter and paid semi-annually and long-term equity-based incentive awards. For 2010, the long-term incentive awards were allocated based on their accounting values, with 50% of the awards granted as four-year time vested stock options, 25% in four-year time vested RSUs and 25% in three-year PSUs, based on total shareholder return, or TSR as compared to an index for technology companies as described in detail below. Approximately 50% of our long-term incentive awards were granted in March and 50% in August of 2010. The mix of long-term incentive awards has evolved from being 100% in the form of stock options in 2009 to our current mix of 50% PSUs, 25% RSUs and 25% stock options.

The named executive officers’ total compensation for 2010 ranges from approximately 25% to 75% of comparable peer group positions, except for our CEO who is substantially below his peers. Our CEO received significant three and five year PSU awards in February 2009 that have been, and will continue to be, considered in determining his compensation levels.

Our executives receive the same perquisites as our employee group as a whole. Our equity awards have a double trigger vesting provision, requiring both a change in control and termination of employment following the change in control in order for vesting to be accelerated. Most of our executives do not have severance arrangements with us. Significant time based restricted stock awards may be made to key executives at the time of employment, if appropriate.

Compensation Philosophy and Objectives

Our executive compensation program seeks to attract and retain talented, qualified senior executives to manage and lead our company and to motivate them to pursue and achieve our corporate objectives. We have created a compensation program that includes short-term and long-term components, cash and equity elements and fixed and performance-contingent payments in proportions that we believe will provide appropriate incentives to reward our executives and help to:

•

Support our performance-based approach to managing total compensation in order to foster a goal-oriented, highly-motivated management team whose members have a clear understanding of our business strategies and priorities for growth;

•	Improve organizational excellence and align our executives’ objectives with our mission and goals, as well as with the interests of our stockholders; and

•	Share risks and rewards with employees at all levels.

Based on this philosophy, we seek to reward our executive officers as and when we achieve our goals and objectives and to generate stockholder returns by giving significant weight to performance-based compensation. A significant portion of the compensation for our executive officers is “at-risk” based on the achievement of our corporate goals, which we believe aligns their interests with the interests of our stockholders.

As our organizational priorities continue to evolve, we intend to re-evaluate as circumstances dictate, but at least annually, each component of our executive compensation program on a quantitative and qualitative basis to determine if the program is achieving its objectives. We anticipate making new awards and appropriate adjustments to the components of our executive compensation program at least annually in connection with our yearly compensation review and based upon the recommendations to the Compensation Committee by our chief executive officer, other members of management and/or our compensation consultants.

Role of the Compensation Committee in Setting Executive Compensation

The Compensation Committee has overall responsibility for recommending to our Board the compensation of our chief executive officer and determining the compensation of our other executive officers. Members of the committee are appointed by the Board. Currently, the committee consists of three members, Messrs. Mellin, Moe, and Still, none of whom are executive officers of Rackspace. See the section entitled “Proposal 1—Election of Directors—Committees of our Board of Directors—Compensation Committee.”

The Compensation Committee has the authority to engage the services of outside consultants to assist it. The Compensation Committee retained Frederic W. Cook & Co., Inc., (“Cook”), as its compensation consultant in 2010 to conduct a formal bi-annual review of executive compensation.

Total compensation targets for individual executives are based on an annual evaluation of the Company’s performance, the executive’s performance, comparable peer group data, and market survey data. The evaluation of individual performance is done by the Compensation Committee, in the case of the chief executive officer, and by the chief executive officer, in the case of other executives. The chief executive officer meets regularly with the Compensation Committee to discuss executive compensation matters and to make recommendations to the Compensation Committee with respect to other executives. The Compensation Committee may modify individual compensation components for executives other than the chief executive officer after reviewing the chief executive officer’s recommendations. The Compensation Committee and the chief executive officer will also seek input from the vice president, human resources and third-party compensation consultants, and generally take other steps they determine necessary or appropriate, including relying on their respective experience, in determining appropriate compensation levels for the executives.

Although many compensation decisions are made in the first quarter of the calendar year, the compensation evaluation process is ongoing. Compensation discussions and decisions are designed to promote our fundamental business objectives and strategy. Evaluation of management performance and rewards is performed quarterly or more often as needed. The Compensation Committee has the discretion to adjust a component of compensation during the year if it determines that circumstances warrant.

The Compensation Committee has taken the following steps to ensure that executive compensation and benefit policies are consistent with both our compensation philosophy and our corporate governance guidelines:

•	It has evaluated our compensation practices and assisted in developing and implementing the executive compensation policy;

•

It has established a practice, in accordance with the rules of the NYSE, of reviewing the performance and determining the compensation earned, paid or awarded to our chief executive officer independent of input from him; and

•

It has established a policy, in accordance with the rules of the NYSE, of reviewing on an annual basis the performance of our other executive officers with assistance from the chief executive officer and determining what it believes to be appropriate total compensation for these executive officers.

Components of Executive Compensation

Our executive compensation program consists of the following components: base salary, cash incentive bonuses and long-term equity-based incentive awards, as further described below. We believe that each individual component is useful in achieving one or more of the objectives of our program. Together, we believe these components have been and will continue to be effective in achieving our overall objectives.

•

Base salary is utilized to provide financial stability, recognize immediate contributions, compensate for significant responsibilities and provide an interim bridge until equity compensation has increased in value.

•

Bonuses are utilized to encourage executives to deliver on short-term financial and operating goals and to ensure that a meaningful portion of compensation is based upon short-term performance in accordance with our “performance-based pay” philosophy.

•

Equity awards are utilized to balance executives’ short-term thinking with a longer-term perspective, reward for innovation, ensure alignment with stockholder interests and attract and retain key talent.

•	Our executives’ total compensation may vary significantly from year to year based on the results of the Company, and the individual’s performance.

Pay-for-Performance Features of Our Program

Conditions of Stock Ownership

•

We promote long-term stock ownership by our executive officers, with award features such as no vesting on PSUs until the third anniversary of the grant, subject to Total Shareholder Return (TSR) vesting targets.

•

In 2010, we introduced corporate governance guidelines outlining stock ownership requirements for our executive officers. Under these requirements, our chief executive officer must hold at least 3x his base salary in company equity and our other executive officers must hold at least 1x their base salary in company equity. The in-the-money, vested value of stock options and the value of shares held outright or in trust are used in determining the value of company equity holdings. If our executive officers do not meet the holding requirements, 50% of the after tax value must be retained in shares for any vesting or exercise transaction.

Severance and SERPs

•

Except for a severance payable to Mark Roenigk, our Chief Operating Officer, for six months of his base salary upon a termination without cause and one year’s severance provided to Bruce Knooihuizen, our Chief Financial Officer, upon his departure from the Company, we do not have any agreements with our executive officers that provide for cash severance payments upon termination of employment or in connection with a change in control. However, severance agreements for the payment of one year’s salary are typically offered to newly hired executives, but terminate after a one year period. This practice provides the executive with some short term security in exchange for a commitment of employment to our business.

•	Executive officers do not earn additional retirement income under any supplemental executive retirement plans (SERPs).

Equity Award Grant Practices

•

We have an equity award grant process that provides for pre-established, regular grant dates twice each year, pursuant to our pre-established policies and procedures. If we grant awards other than as part of this established semi- annual process, those awards also have pre-established grant date policies and procedures that are followed.

As shown by the charts* below, these practices have resulted in a pay program that rewards executives when they drive company performance:

*	Note that the first chart does not include a three year or five year total shareholder return for Rackspace as the company has been public for less than three years and that the 2010 peer group medians for the second chart are not included because they were not publicly available at the time that this proxy statement was prepared.

Say on Pay

The Board values and encourages constructive dialogue on compensation and other important governance topics with our stockholders, to whom it is ultimately accountable. The Board is providing Rackspace stockholders with the opportunity to advise us as to whether we should conduct an advisory vote with respect to our executive compensation policies and procedures at every third annual meeting of stockholders, beginning with our 2011 Annual Meeting of Stockholders. If this proposal is approved, stockholders would vote at every third annual meeting of stockholders on the compensation policies and procedures as described in the “Compensation Discussion and Analysis” section of the proxy statement for that meeting. The triennial advisory vote would be non-binding, but the Board and the Compensation Committee would take into account the outcome of the vote when making future decisions about our executive compensation policies and procedures. The Board concluded that providing stockholders with an advisory vote on executive compensation will enhance shareholder communication by providing another avenue to obtain information on investor sentiment about our executive compensation philosophy, policies, and procedures and we believe an advisory vote every three years (a “triennial” vote) will be the most effective means for conducting and responding to a say-on-pay vote. Our executive compensation program has been constructed with a three-year performance horizon directly linked to the returns of stockholders and we also have limited the use of “pay-for-pulse,” golden parachute, and gross-up provisions that were once prevalent in executive packages. Because of the longer-term framing of our current programs, a triennial schedule will give sufficient time for the current programs to prove their effectiveness.

Weighting of Compensation Components; Competitive Market Review

Weight of Compensation Components

We do not use pre-defined ratios in determining the allocation of compensation between base salary, bonus, and equity components. Rather, we set each executive’s total compensation based on market conditions, geographic considerations, peer group data, and other factors. Our compensation policies related to executive compensation apply equally to all of our named executive officers. Differences in compensation levels among our executives generally reflect differing skill sets, experience, responsibilities, and relative contributions.

Defining the Market

One set of benchmarks the Compensation Committee utilized in determining compensation in 2010 included the use of two market references to compare total compensation for our executives to those in the market:

•	Companies Survey. A Radford Executive Survey of compensation among over 500 technology companies having revenue between $500 million and $1 billion (“Radford Executive Survey”); and

•	Select Peer Group. Publicly available data for a group of seventeen publicly traded companies with a financial profile similar to Rackspace (“Select Peer Group” or “Peer Group”).

In connection with its determination of executive compensation for 2010, the Compensation Committee revised the make-up of the Select Peer Group, in accordance with the following criteria:

•	Companies for which relevant compensation data is no longer available were eliminated.

•	Additional companies meeting the following criteria were added:

•	U.S.-based companies with the same or a similar Global Industry Classification Standard (GICS) code as Rackspace; and

•	Annual revenue between $200 million and $2 billion.

•	Companies with a market cap of less than $750 million or more than $7 billion were eliminated.

•	Companies with less than double-digit compounded annual revenue growth over the latest three years were eliminated.

•	Companies with the highest and lowest revenue, except for direct competitors, were eliminated such that the “middle 15” companies remained.

As a result of this process, fifteen publicly traded companies having financial profiles similar to ours, based on revenue, net income, market capitalization, or a similar Global Industry Classification Standard (or GICS) industry classification were selected. The revised peer group for the purposes of determining executive officer compensation for 2010 consists of the following organizations:

Ansys	JDA Software Group	Sapient
Blackboard	Lawson Software	SAVVIS
Equinix	Neustar	Solera Holdings
FactSet Research Systems	Red Hat	Syntel
Informatica	Rovi	VeriFone Holdings

The Compensation Committee compared the primary components of compensation for each executive officer’s respective position against compensation for executives of companies in both the Peer Group and the Radford Executive Survey to ensure that we continue to offer competitive compensation packages to our executives. Because we expect our executives’ individual performance to exceed that of the peer group, we expect total compensation will exceed the median for the companies in the peer group.

The Compensation Committee also considered internal pay equity, taking into account relative responsibilities, in establishing the components of executive compensation for each of our executives.

Cash Compensation

Base Salaries

We utilize base salary as a principal means of providing compensation for performing the essential elements of an executive officer’s job. We believe our base salaries are set at levels that allow us to attract and retain executives in the markets in which we compete for talent. Based upon our review of base salaries for executive officers of companies within the Peer Group and the Radford Executive Survey, we believe base salaries for our named executive officers are competitive with companies of a similar size with a financial profile similar to ours and further, reflect our named executive officers’ current and expected contribution towards achievement of company goals.

The Compensation Committee generally targets base salaries for long-tenured executives to be at or slightly below the median for the Peer Group and the Radford Executive Survey, as every executive has been granted a significant number of equity awards, relative to their base salary, which will have significant value to them if our performance exceeds that of our competitors. The Compensation Committee generally targets base salaries for newly hired executives to be at or slightly above the median for the Peer Group and the Radford Executive Survey to ensure we are competitive for executive talent that will drive business results. For example, the median base salary for chief executive officers in the Peer Group for 2010 was $550,000 and median base salary for chief executive officers of the companies in the Radford Executive Survey for 2010 was $603,000. Our chief executive officer’s base salary was increased from $350,000 to $400,000 for 2010. Median base salaries for other named executive officers in the 2010 survey data ranged from $297,000 to $393,000. For 2010, annual base salaries for our named executive officers other than our chief executive officer ranged from $343,438 to $350,000.

The base salary of our named executive officers will be reviewed on an annual basis, and adjustments will be made to reflect performance-based factors, as well as competitive conditions. We have not applied, and do not intend to apply, specific formulas to determine increases. As we have in the past, we may refer to private and public company surveys, as well as data for other public companies, and compare our base salary against those we consider to be appropriate market comparables. Where it is determined that our base salary is not competitive, market data may inform, but will not be the sole basis for, decisions to adjust base salary. The Compensation Committee expects to review executive salaries in the first quarter of each year, with any adjustments to be effective in that quarter.

Cash Bonus

Our named executive officers participate in our non-equity incentive plan, or NEIP, along with all other employees except those otherwise covered by our performance incentive plans designed for sales, product development, and support staff.

The NEIP is designed to reward executives and other employees for the achievement of our financial and strategic goals. Target payout levels correspond to our performance against the economic objectives discussed below. Because the NEIP is dependent upon the financial results of the company in relation to a preset target level, favorable financial performance in comparison to the preset target level is partially offset by increased non-equity incentive compensation expense. If company achievement of the preset target results in a 10% increase in the non-equity incentive compensation percentage payout in a quarter, this would increase total non-equity incentive compensation by approximately $0.5 million on an after-tax basis and increase net income by $0.2 million in that quarter. Company achievement resulting in a 10% decrease in the non-equity incentive compensation percentage payout in a quarter would decrease total non-equity incentive compensation by approximately $0.5 million on an after-tax basis and decrease net income by $0.2 million in that quarter.

This program aligns executive rewards to execution on those activities that drive measurable success and progress against our growth strategies. This program provides a direct and measurable way to align the executive’s goals with our corporate objectives of building high-performing teams of talented and engaged employees, creating loyal customers, and increasing revenue, profit, and stockholder value. Achievement of the goals requires a sustained high level of performance.

The NEIP provides cash compensation when financial objectives are achieved. Target bonus amounts for our named executive officers are generally based on a pre-established percentage of an executive’s base salary, ranging from 50% to 100% of the executive’s annual salary depending on the executive’s responsibilities with the Company. The target bonus percentages are periodically reviewed taking into account changes in competitive market data. The Compensation Committee believes that by keeping base salary competitive, it is likely that the target bonus amounts should normally continue to be competitive. The Compensation Committee has the discretion to increase or decrease a payout under the NEIP at any time in the event that it determines that circumstances warrant adjustment or to pay bonuses outside of the NEIP.

As a percentage of salary, target bonus amounts for each of our named executive officers, other than the chief operating officer, generally fall within 20% of median bonus amounts for executive officers in similar positions at companies in the Peer Group and the Radford Executive Survey. The median bonus amounts as a percentage of base salary for named executive officers other than chief executive officers at companies within the Peer Group and subject to the Radford Executive Survey data ranged from 54% to 92%. As indicated below, target bonus amounts as a percentage of base salary for our named executive officers other than our chief executive officer ranged from 50% to 100%. Actual bonus earned by these named executive officers ranged from $96,363 to $416,325, or 54% to 119% of base salary. The median bonus amounts as a percentage of base salary for chief executive officers in the Peer Group and for companies subject to the Radford Executive Survey were each 100%. In 2010, we raised the bonus target for our chief executive officer from 70% of his base salary to 100% of his base salary. As indicated below, our chief executive officer’s target bonus amount at the end of 2010 was $400,000, or 100% of his base salary, with an actual bonus earned of $371,640, or 92.9% of his year-end base salary.

The 2010 NEIP payout amounts, which are calculated based on a measure called Net Income Before Bonus (NIBB), were evaluated quarterly and paid to the executives on a semi-annual basis. The targets and achievement are outlined in the table below:

Quarter	Target (in millions)	Actual (in millions)	Achievement (percentage)
Q1	$13.9	$13.6	94%
Q2	$14.6	$16.2	130%
Q3	$16.9	$15.0	70%
Q4	$17.5	$19.6	137%

The company performance objectives that were established for executive officers under the NEIP are the same as those applicable for non-executive employees. We believe rewarding our executive management and non-executive employees based on achievement of the same financial and corporate objectives contributes to a collaborative, team-oriented culture.

We believe that the achievement of our NEIP financial targets requires significant effort on the part of each of our executives. For 2011, we believe that the NEIP goals will be at least partially achieved, thus making at least a partial payout likely.

It is possible under the plan for an executive to receive a partial payment of his target NEIP payout amount because the executive has reached his or her individual objectives even though the Company as a whole has failed to meet its financial objectives (or vice versa). Further, our Compensation Committee and chief executive officer retain the discretion to increase or decrease any payouts under the NEIP in connection with the review of performance of an executive against the Company’s financial goals and his or her personal goals.

The calculation of an executive’s bonus for 2011 will be determined based on our ability to pay and performance against goals established by the Board or senior executives as appropriate.

The following tables show target and actual bonus amounts for 2010:

Executive	Target Bonus		Target Bonus as a Percentage of 2010 Base Salary	NEIP Bonus Earned	Actual NEIP Bonus as a Percentage of Salary
A. Lanham Napier	$400,000		100%	$371,640	92.9%
Chief Executive Officer and President
Bruce R. Knooihuizen	$175,000		50%	$188,563	53.9%
Chief Financial Officer, Senior Vice President and Treasurer
Jim Lewandowski	$350,000		100%	$416,325	119.0%
Senior Vice President and Co-General Manager, Hybrid
Mark W. Roenigk	$175,000		50%	$208,163	59.5%
Chief Operating Officer
David Kelly	$80,355	(1)	70%	$96,363	83.9	%(2)
Senior Vice President, International

(1)	The target bonus for Mr. Kelly has been prorated for the number of days that he was eligible to receive the bonus (i.e. when he was hired full-time).

(2)	The Actual NEIP Bonus as a Percentage of Salary for Mr. Kelly was calculated using his prorated salary for actual days he was eligible to receive the bonus (i.e. number of days he was a full-time employee).

The following table shows the bonus targets for the named executive officers for 2011:

Executive	Target Bonus		Target Bonus as a Percentage of 2011 Base Salary
A. Lanham Napier	$400,000		100%
Chief Executive Officer and President
Bruce R. Knooihuizen	$175,000		50%
Chief Financial Officer, Senior Vice President and Treasurer
Jim Lewandowski	$350,000		100%
Senior Vice President and Co-General Manager, Hybrid
Mark W. Roenigk	$210,000		60%
Chief Operating Officer
David Kelly	£154,000	(1)	70%
Senior Vice President, International

(1)	Mr. Kelly's 2011 target bonus will be paid in and is presented in British pounds. As of December 31, 2010, this target bonus amount converted to $240,406 based on an exchange rate of $1.56 U.S. dollars per British pound, the average exchange rate during December 2010.

Equity Incentives

We use equity awards to incentivize executives to increase long-term stockholder value, to foster a long-term commitment to our business and our stockholders and to attract and retain executives. In 2010, we introduced a uniform approach for the use of both RSUs and PSUs for our named executive officers. A number of factors are considered when determining the size of all grants, including competitive market factors, executive performance and retention value and a review of the executive’s overall compensation package. The initial equity grants at the commencement of employment are generally designed to attract experienced executives with established records of success. Subsequent grants are designed to ensure that equity compensation remains competitive within our industry group and provides significant retention incentive. In 2010 we introduced equity holding requirements for our senior executives.

Most option awards for our named executive officers vest annually at 25% per year and have a 7 or 10 year term, subject to continued employment through each vesting date. We anticipate that all grants to be made to our named executive officers under the 2007 Plan going forward will vest in full upon the involuntary termination of the executive officer without cause within 12 months following a change in control, commonly referred to as a double trigger. The portion of an option that is vested generally must be exercised within 90 days after the date of termination of an executive’s employment. The exercise price of our option awards is equal to the closing price of our common stock on the date of grant as reported on the NYSE.

In 2010 and 2011, the following stock options, RSUs and PSUs were granted to our named executive officers:

Name	Grant Date	Options
		Shares Underlying Options	Exercise Price	Expiration Date	Restricted Stock / Performance Shares Units Granted
A. Lanham Napier	3/12/2010	71,976	$18.75	3/12/2020	40,000	(1)
Chief Executive Officer and President

Bruce R. Knooihuizen	3/10/2010	12,696	$19.51	3/10/2020	7,047	(1)
Chief Financial Officer, Senior Vice President and Treasurer	8/11/2010	19,702	$18.66	8/11/2017	—
	8/23/2010	—	—	—	9,303	(2)

Jim Lewandowski	3/10/2010	20,775	$19.51	3/10/2020	11,532	(1)
Senior Vice President and Co-General Manager, Hybrid	8/11/2010	30,398	$18.66	8/11/2017	—
	8/23/2010	—	—	—	14,354	(2)
	2/15/2011	5,301	$38.62	2/15/2018	2,589	(1)
	2/24/2011	—	—	—	5,279	(2)

Mark W. Roenigk	8/11/2010	36,590	$18.66	8/11/2017	—
Chief Operating Officer	8/23/2010	—	—	—	17,278	(2)
	2/15/2011	6,626	$38.62	2/15/2018	3,236	(1)
	2/24/2011	—	—	—	6,599	(2)

David Kelly	6/14/2010	70,000	$17.35	6/14/2020	50,000	(1)
Senior Vice President, International	2/15/2011	5,300	$38.62	2/15/2018	2,589	(1)
	2/24/2011	—	—	—	5,279	(2)

(1)	These restricted stock units vest, so long as the executive continues to be employed with us, in four equal installments, on each of the first, second, third and fourth anniversaries of the grant date. Dividends are not payable on unvested restricted stock units.

(2)	See the “Executive Compensation—Compensation Discussion and Analysis—Introduction of Performance Shares Units to our NEOs” section for additional information regarding these performance share unit grants, which vest based on the Total Shareholder Return of our common stock for a 3-year performance period commencing on the grant date, as compared to the Total Shareholder Return for the NASDAQ Internet Index over the same period.

Grants of options to our executive officers in 2010 were made from a pool of shares constituting approximately 2.8% of our outstanding shares of common stock that were made available for grant to our employees. The size of this pool is in-line with the three-year median annual option grant amount by companies in the Peer Group of approximately 2.8%. The Company intends to make additional grants in 2011.

Introduction of Performance Share Units to our NEOs

On August 23, 2010 and February 24, 2011, several of our NEOs received PSUs. The PSU grants, which are intended to provide additional incentive to maximize our performance, comprise a portion of the equity granted to our executives as part of our long term incentive program. The PSU’s will vest based on the TSR of our common stock for a 3-year performance period as compared to the TSR for the NASDAQ Internet Index over these periods. TSR is calculated based upon the average closing stock price for the 20 trading days prior to the measurement date. The shares subject to the PSU grant shall vest based on our TSR for the 3-year performance period, subject to a positive TSR by the Company, as follows:

3-Year Performance	Vested PSU’s
Top 25.0% TSR for NASDAQ Internet Index	150% of shares granted
Top 50.0% TSR for NASDAQ Internet Index	100% of shares granted
Top 65.0% TSR for NASDAQ Internet Index	50% of shares granted

Accordingly, if TSR does not fall within the top 65% of NASDAQ Internet Index companies for a performance period, no vesting will occur. The lengths of the evaluation periods were selected based upon the Compensation Committee’s desire to encourage executives to focus on mid to long-term TSR.

If an executive ceases to be a service provider prior to the vesting of the PSU, the PSUs will terminate, except that, if an executive ceases to be a service provider because of death (after one year from grant), disability, or termination without cause within 12 months of a change of control, the performance period shall automatically be truncated and the PSUs will vest based on relative performance as set forth above, measured as of the end of the truncated period.

Benefits

Our executives participate in the same standard benefit plans generally available to our employees who are located in the same operating jurisdiction. For example, our U.S. executives and employees participate in a 401(k) plan. In 2010, we introduced a matching contribution in our 401(k) plan.

Our executives have the opportunity to participate in our health and welfare benefit programs which include a group medical program, a group dental program, a vision program, life insurance, disability insurance and flexible spending accounts. These benefits are the same as those offered to all other U.S.-based employees. Through our benefit programs, our named executive officers receive group term life insurance equivalent to 100% of their annual base salary.

Tax Considerations

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction for compensation in excess of $1.0 million paid to our chief executive officer and our four other most highly paid executive officers. Qualifying performance-based compensation is not subject to the deduction limitation if specified requirements are met. We generally intend to structure the performance-based portion of our executive compensation, when feasible, to comply with exemptions in Section 162(m) so that the compensation remains tax deductible to us. Our Compensation Committee and our Board may, in their judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when they believe that such payments are appropriate to attract and retain executive talent.

Severance Compensation and Termination Protection

See the section entitled “Employment Contracts and Change of Control Arrangements” for a description of the potential payments to be made to each named executive officer. Our Compensation Committee believes that these change in control vesting and severance benefits could serve to minimize the distraction caused by a potential transaction involving a change in control and reduce the risk that an executive would leave his or her employment before a transaction is consummated.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The material in this report shall not be deemed to be (i) “soliciting material,” (ii) “filed” with the SEC, (iii) subject to Regulations 14A or 14C of the Exchange Act, or (iv) subject to the liabilities of Section 18 of the Exchange Act. This report shall not be deemed incorporated by reference into any of our other filings under the Exchange Act or the Securities Act of 1933, as amended, except to the extent the company specifically incorporates it by reference into such filing.

We, the Compensation Committee of the Board of Directors of Rackspace Hosting, Inc., have reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on such review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into Rackspace Hosting, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

THE COMPENSATION COMMITTEE

Palmer L. Moe (Chairman)

Mark P. Mellin

George J. Still, Jr.

Risk Considerations in our Compensation Program

The Compensation Committee has discussed the concept of risk as it relates to our compensation program and does recognize that there is some inherent risk of producing undesired behavior through many forms of compensation, including some that we have implemented. For example, our NEIP is set up to disproportionately reward our employees for exceeding target levels, while disproportionately penalizing our employees for falling short of the target levels. This structure could result in decisions being made that could reflect a favorable short-term result, while overlooking the long-term health of the company. In addition, PSUs granted to our executives which are based solely on our stock performance, could increase the risk that decisions by the holders are made with a goal towards affecting the stock price rather than with a goal towards addressing other, more meaningful aspects of the business, particularly decisions made near the vesting measurement dates of the original grant dates. However, the Compensation Committee does not believe our compensation program encourages excessive or inappropriate risk taking for the following reasons:

•

We structure our pay to consist of both fixed and variable compensation. The fixed (or salary) portion of compensation is designed to provide a steady income regardless of our stock price performance so that executives do not feel pressured to focus exclusively on stock price performance to the detriment of other important business metrics. The variable (cash bonus and equity) portions of compensation are designed to reward both short- and long-term corporate performance. For short-term performance, our cash bonus is awarded based on quarterly net income targets. For long-term performance, our stock option awards generally vest over four years and are only valuable if our stock price increases over time. Our RSUs also generally vest over four years, and our PSUs vest upon a performance achievement. We feel that these variable elements of compensation are a sufficient percentage of overall compensation to motivate executives to produce superior short and long-term corporate results, while the fixed element is also sufficiently high that the executives are not encouraged to take unnecessary or excessive risks in doing so.

•

Because net income is the performance measure for determining incentive payments, we believe our executives are encouraged to take a balanced approach that focuses on corporate profitability, rather than other measures such as revenue targets, which may incentivize management to drive sales levels without regard to cost structure. If we are not profitable at a reasonable level, there are no payouts under the bonus program.

•

Our net income targets are applicable to our executives and employees alike, regardless of business unit. We believe this encourages consistent behavior across the organization, rather than establishing different performance metrics depending on a person’s position in the company or their business unit.

•

Our Compensation Committee reviews and approves our bonus formula and has the authority to limit payout in any quarter, which we believe also mitigates excessive risk taking. If the company materially exceeded its net income target, bonus payouts would be highly scrutinized and potentially limited by the Compensation Committee. Conversely, we have a floor on the net income target so that profitability at a certain level (as approved by the Compensation Committee) does not permit bonus payouts. The floor is currently set at 50% of the target.

•

We have strict internal controls over the measurement and calculation of net income, designed to keep it from being susceptible to manipulation by any employee, including our executives. In addition, all of our employees are required to receive continuing education of ethics and on our Code of Business Conduct and Ethics, which covers among other things, accuracy of books and records.

•

We believe that our focus on net income (through our cash bonus program) and stock price performance (through our equity compensation program) provides a check on excessive risk taking. That is, even if our executives could inappropriately increase net income by excessive expense reductions or by abandoning less profitable revenue sources, this would be detrimental to the company in the long run and could ultimately harm our stock price and the value of their equity awards. Likewise, if our executives were to add revenue sources at low margins in order to generate a higher growth company multiple and increased stock prices, it could decrease net income and the value of their cash bonus payments.

Compensation Committee Interlocks and Insider Participation

No current member of our Compensation Committee, consisting of Palmer L. Moe (Chairman), Mark P. Mellin and George J. Still, Jr., has ever been an officer or employee of ours. None of our executive officers serve, or have served during the past fiscal year, as a member of the Board of Directors or Compensation Committee of any other company that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Summary Compensation Table

The following table presents certain information required by the SEC relating to various forms of compensation awarded to, earned by or paid during the years set forth below to persons who served as our principal executive officer and principal financial officer in 2010, and the three other most highly compensated executive officers, other than the principal executive officer and principal financial officer, serving at December 31, 2010. Such executive officers collectively are referred to as the “named executive officers.”

Name & Principal Position	Year	Salary	Bonus	Grant Date Fair Value for Stock Awards (1)	Grant Date Fair Value for Options (1)	Non-Equity Incentive Plan Compensation (2)	All Other Compensation Earnings		Total
A. Lanham Napier	2010	$367,308	$—	$750,000	$749,169	$371,640	$443	(3)	$2,238,560
Chief Executive Officer	2009	$351,955	$—	$5,260,995	$891,960	$224,217	$394	(3)	$6,729,520
and President	2008	$345,747	$—	$—	$1,804,468	$200,116	$367	(3)	$2,350,698

Bruce R. Knooihuizen	2010	$350,000	$—	$312,476	$312,428	$188,563	$443	(3)	$1,163,910
Chief Financial Officer,	2009	$351,955	$—	$—	$713,568	$173,885	$394	(3)	$1,239,801
Senior Vice President and Treasurer	2008	$322,468	$—	$—	$3,559,100	$138,600	$123,429	(4)	$4,143,597

Jim Lewandowski	2010	$350,000	$—	$494,988	$494,885	$416,325	$443	(3)	$1,756,641
Senior Vice President	2009	$351,955	$—	$—	$178,392	$336,648	$394	(3)	$867,389
and Co-General Manager, Hybrid	2008	$99,007	$—	$334,500	$405,310	$86,454	$3,103	(5)	$928,374

Mark W. Roenigk	2010	$339,231	$—	$324,999	$324,996	$208,163	$149,259	(6)	$1,346,648
Chief Operating Officer	2009	$20,192	$50,000	$994,500	$1,112,180	$12,412	$3,005	(7)	$2,192,289

David Kelly (8)	2010	$131,207	$—	$867,500	$660,352	$96,363	$—		$1,755,422
Senior Vice President, International		(Or £83,462)				(Or £61,728)

(1)	With the exception of ignoring the impact of the forfeiture rate relating to service-based vesting conditions, these amounts represent the aggregate grant date fair value of restricted stock unit and option awards. These amounts do not represent the actual amounts paid to or realized by the named executive officer for these awards. The value of the grant date for stock options and restricted stock units is recognized over the number of days of service required for the grant to become vested.

(2)	Represents payments of the NEIP designed to reward executives for achievement of our financial and strategic goals for 2008, 2009, and 2010, as further described in the "Executive Compensation—Compensation Discussion and Analysis." It is noted that, due to deteriorating economic conditions and other qualitative factors, in the 2nd half of 2008 the Compensation Committee exercised its discretion and decreased the bonus pool payable based on our actual economic profit achievement. The initial bonus pool payable based on our actual economic profit achievement was over 100%, and the Compensation Committee decreased the bonus pool to 90%.

(3)	Consists of life insurance premiums.

(4)	Consists of: (a) discount purchases of securities resulting in FASB ASC Topic 718 expense of $103,200, (b) relocation expense of $19,862, and (c) life insurance premiums of $367.

(5)	Consists of: (a) relocation allowance of $2,736, and (b) life insurance premiums of $367.

(6)	Consists of: (a) relocation, travel, and housing allowance of $148,709, (b) life insurance premiums of $443, and (c) a taxable gift of $107.

(7)	Consists of: (a) travel allowance of $1,358, (b) housing allowance of $1,253, and (c) life insurance premiums of $394.

(8)	Mr. Kelly's cash compensation was paid in British pounds and is presented in this summary compensation table in both U.S. dollars and British pounds. Mr. Kelly's salary was converted to U.S. dollars based on an exchange rate of $1.57 U.S. dollars per British pound, the average exchange rate from July 1, 2010 through December 31, 2010 (the period in which he earned a salary). Mr. Kelly's non-equity incentive plan compensation was converted to U.S. dollars based on an exchange rate of $1.56 U.S. dollars per British pound, the average exchange rate during December 2010.

Grants of Plan-Based Awards in Fiscal 2010

The following table sets forth information regarding grants of plan-based awards made to our named executive officers during the fiscal year ended December 31, 2010. For more information, please refer to “Executive Compensation—Compensation Discussion and Analysis—Equity Incentives.”

Name & Principal Position	Grant Date	Estimated Possible Payouts under Non-Equity Incentive Plan Awards Target (1)	All Other Stock Awards: Number of Shares of Stock or Units		All Other Option Awards: Number of Securities Underlying Options		Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards/ Incremental Fair Value
A. Lanham Napier	3/12/2010	—	—		71,976	(2)	$18.75	$749,169
Chief Executive Officer and President	3/12/2010	—	40,000	(3)	—		—	$750,000
	—	$400,000	—		—		—	—

Bruce R. Knooihuizen	3/10/2010	—	—		12,696	(2)	$19.51	$137,433
Chief Financial Officer, Senior Vice	3/10/2010	—	7,047	(3)	—		—	$137,487
President and Treasurer	8/11/2010	—	—		19,702	(2)	$18.66	$174,995
	8/23/2010	—	9,303	(4)	—		—	$174,989
	—	$175,000	—		—		—	—

Jim Lewandowski	3/10/2010	—	—		20,775	(2)	$19.51	$224,887
Senior Vice President and Co-General	3/10/2010	—	11,532	(3)	—		—	$224,989
Manager, Hybrid	8/11/2010	—	—		30,398	(2)	$18.66	$269,998
	8/23/2010	—	14,354	(4)	—		—	$269,999
	—	$350,000	—		—		—	—

Mark W. Roenigk	8/11/2010	—	—		36,590	(2)	$18.66	$324,996
Chief Operating Officer	8/23/2010	—	17,278	(4)	—		—	$324,999
	—	$175,000	—		—		—	—

David Kelly	6/14/2010	—	—		70,000	(2)	$17.35	$660,352
Senior Vice President, International	6/14/2010	—	50,000	(3)	—		—	$867,500
	—	$80,355	—		—		—	—

(1)	There are no threshold or maximum payment amounts under our Non-Equity Incentive Plan.

(2)	Represents options granted pursuant our Amended and Restated 2007 Long Term Incentive Plan. These options become exercisable, so long as the executive continues to be employed with us, in four equal installments, on each of the first, second, third, and fourth anniversaries of the grant date.

(3)	Represents restricted stock units granted pursuant to our Amended and Restated 2007 Long Term Incentive Plan. These units vest, so long as the executive continues to be employed with us, in four equal installments, on each of the first, second, third and fourth anniversaries of the grant date. Dividends are not payable on unvested restricted stock units.

(4)	Represents performance share units granted pursuant to our Amended and Restated 2007 Long Term Incentive Plan as part of a special incentive grant to Messrs. Knooihuizen, Lewandowski, and Roenigk. For more information on these grants, see the “Executive Compensation—Compensation Discussion and Analysis—Introduction of Performance Shares Units to our NEOs” section.

Outstanding Equity Awards at December 31, 2010

The following table sets forth information regarding outstanding option awards held by our named executive officers as of December 31, 2010.

			Option Awards					Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Yet Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
A. Lanham Napier	3/12/2010	(1)	—	71,976	—	$18.75	3/12/2020	—	—	—	—
Chief Executive Officer and President	3/12/2010	(2)	—	—	—	—	—	40,000	$1,256,400	—	—
	2/25/2009	(1)	75,000	225,000	—	$5.09	2/25/2019	—	—	—	—
	2/25/2009	(3)	—	—	—	—	—	—	—	1,500,000	$47,115,000
	3/5/2008	(4)	—	211,400	—	$10.30	3/5/2018	—	—	—	—
	12/31/2005	(5)	2,038,010	—	—	$2.50	12/31/2015	—	—	—	—

Bruce R. Knooihuizen	8/23/2010	(6)	—	—	—	—	—	—	—	9,303	$292,207
Chief Financial Officer, Senior Vice President and Treasurer	8/11/2010	(7)	—	19,702	—	$18.66	8/11/2017	—	—	—	—
	3/10/2010	(1)	—	12,696	—	$19.51	3/10/2020	—	—	—	—
	3/10/2010	(2)	—	—	—	—	—	7,047	$221,346	—	—
	2/25/2009	(1)	—	180,000	—	$5.09	2/25/2019	—	—	—	—
	2/1/2008	(8)	160,000	250,000	—	$9.14	2/1/2018	—	—	—	—

Jim Lewandowski	8/23/2010	(6)	—	—	—	—	—	—	—	14,354	$450,859
Senior Vice President and Co-General Manager, Hybrid	8/11/2010	(7)	—	30,398	—	$18.66	8/11/2017	—	—	—	—
	3/10/2010	(1)	—	20,775	—	$19.51	3/10/2020	—	—	—	—
	3/10/2010	(2)	—	—	—	—	—	11,532	$362,220	—	—
	2/25/2009	(1)	—	45,000	—	$5.09	2/25/2019	—	—	—	—
	11/11/2008	(1)	—	50,000	—	$6.69	11/11/2018	—	—	—	—
	11/11/2008	(2)	—	—	—	—	—	25,000	$785,250	—	—

Mark W. Roenigk	8/23/2010	(6)	—	—	—	—	—	—	—	17,278	$542,702
Chief Operating Officer	8/11/2010	(7)	—	36,590	—	$18.66	8/11/2017	—	—	—	—
	12/14/2009	(1)	25,000	75,000	—	$19.89	12/14/2019	—	—	—	—
	12/14/2009	(2)	—	—	—	—	—	37,500	$1,177,875	—	—

David Kelly	6/14/2010	(1)	—	70,000	—	$17.35	6/14/2020	—	—	—	—
Senior Vice President, International	6/14/2010	(2)	—	—	—	—	—	50,000	$1,570,500	—	—

(1)	These options were granted pursuant to our Amended and Restated 2007 Long Term Incentive Plan. The options become exercisable, so long as the executive continues to be employed with us, in four equal installments, on each of the first, second, third and fourth anniversaries of the grant date and have a term of 10 years.

(2)	These restricted stock units (RSUs) were granted pursuant to our Amended and Restated 2007 Long Term Incentive Plan. The RSUs vest, so long as the executive continues to be employed with us, in four equal installments, on each of the first, second, third and fourth anniversaries of the grant date.

(3)	These restricted stock units (RSUs) were granted pursuant to approval by our Compensation Committee and Board of Directors. The vesting of these RSUs is dependent on the company's total shareholder return (TSR) on its common stock compared to other companies in the Russell 2000 Index. In addition, the company's TSR must be positive for vesting to occur. The RSUs vest at either the end of three years or five years from the date of the grant.

(4)	These options were granted pursuant to our Amended and Restated 2007 Long Term Incentive Plan. The options vest in full on the third anniversary of the grant date and have a term of 10 years.

(5)	These options were granted pursuant to our 2005 Non-Qualified Stock Option Plan. The options become exercisable, so long as the executive continues to be employed with us, in four equal installments, on each of the first, second, third and fourth anniversaries of the grant date and have a term of 10 years.

(6)	These performance share units (PSUs) were granted pursuant to approval by our Compensation Committee and Board of Directors. The vesting of these PSUs is dependent on the company’s total shareholder return (TSR) on its common stock for a 3-year performance period commencing on the grant date as compared to the TSR for the NASDAQ Internet Index over the same period. For more information, see the “Executive Compensation—Compensation Discussion and Analysis—Introduction of Performance Shares Units to our NEOs” section.

(7)	These options were granted pursuant to our Amended and Restated 2007 Long Term Incentive Plan. The options become exercisable, so long as the executive continues to be employed with us, in four equal installments, on each of the first, second, third and fourth anniversaries of the grant date and have a term of 7 years.

(8)	These option were granted pursuant to our 2007 Long Term Incentive Plan (prior to it being amended and restated). The options become exercisable, so long as the executive continues to be employed with us, in four equal installments, on each of the first, second, third and fourth anniversaries of the grant date and have a term of 10 years.

Option Exercises and Restricted Stock Vesting During 2010

The following table sets forth information regarding option exercised by our named executive officers during the year ended December 31, 2010. The value realized upon exercise of stock options is calculated based on the difference between the market price of our common stock upon exercise and the exercise price of the options.

	Option Awards		Restricted Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting	Value Realized on Vesting (2)
A. Lanham Napier	—	—	—	—
Chief Executive Officer and President

Bruce R. Knooihuizen	150,000	$2,651,013	—	—
Chief Financial Officer, Senior Vice President and Treasurer

Jim Lewandowski	40,000	$766,263	12,500	$358,125
Senior Vice President and Co-General Manager, Hybrid

Mark W. Roenigk	—	—	12,500	$393,625
Chief Operating Officer

David Kelly	—	—	—	—
Senior Vice President, International

(1)	The aggregate dollar amount realized upon exercise of an option represents the difference between the aggregate market price of the shares of our common stock underlying that option on the date of exercise and the aggregate exercise price of the option.

(2)	The aggregate dollar amount realized upon vesting of a restricted stock unit (RSU) award represents the aggregate market price of the shares of our common stock underlying that award on the date vested.

Nonqualified Deferred Compensation

The following table sets forth information regarding executive or Company contributions, earnings, withdrawals and account balances for the NEOs in our deferred compensation programs. These programs are unfunded, unsecured deferred compensation programs.

Name	Beginning at Last Fiscal Year 1/1/10	Executive Contributions in 2010 (1)	Registrant Contributions in 2010	Aggregate Earnings (Losses) in 2010	Aggregate Withdrawals/ Distributions	Aggregate Balance at last FYE
A. Lanham Napier	—	—	—	—	—	—
Chief Executive Officer and President

Bruce R. Knooihuizen	$507,912	$78,997	$—	$45,174	$—	$632,083
Chief Financial Officer, Senior Vice President and Treasurer

Jim Lewandowski	—	—	—	—	—	—
Senior Vice President and Co-General Manager, Hybrid

Mark W. Roenigk	$—	$12,115	$—	$471	$—	$12,586
Chief Operating Officer

David Kelly	—	—	—	—	—	—
Senior Vice President, International

(1)	Represents amounts contributed to our Deferred Compensation Plan, which was adopted by our Board of Directors on July 8, 2008. The purpose of the Deferred Compensation Plan is to attract and retain key employees by providing certain eligible employees with the opportunity to defer receipt of a portion of their salary, bonus and other specified compensation. A committee of directors appointed by our Board of Directors selects the individuals who are eligible to participate in the Deferred Compensation Plan. Such individuals must consist of management or highly compensated employees. Once selected, a participant may elect to contribute up to 90% of his or her base salary and up to 100% of his or her other eligible compensation on a pre-tax basis into the Deferred Compensation Plan, in a manner prescribed by the committee.

EMPLOYMENT CONTRACTS AND CHANGE OF CONTROL ARRANGEMENTS

Employment Agreements

We have entered into a standard form employment agreement with Messrs. Napier and Roenigk. The agreements provide for, among other things, confidentiality obligations, invention assignment, and one-year non-compete obligations.

Potential Payments upon Termination or Change of Control

The table below describes the potential payments or benefits to our named executive officers upon a change of control and upon termination of employment without cause, both in connection with a change of control and not in connection with a change of control, as if each officer’s employment terminated as of December 31, 2010, pursuant to the agreements described above and the applicable equity incentive plan terms and award agreements.

Each severance amount is based on the named executive officer’s 2010 base salary.

The value of the vesting acceleration shown in the table below was calculated based on the assumption that the change of control, if applicable, occurred and the officer’s employment terminated on December 31, 2010 and that the fair market value per share of our common stock on the applicable date was $31.41, the closing market price on December 31, 2010. The value of the option vesting acceleration was calculated by multiplying the number of unvested shares subject to each option by the difference between the market price and the exercise price per share of the option.

Name	Benefit	Termination Without a Change of Control		Change of Control		Termination upon a Change of Control
Lanham Napier	Severance	—		—		—
Chief Executive Officer and President	Bonus	—		—		—
	Award Acceleration	$47,115,000	(1)	—		$12,552,270	(2)

Bruce Knooihuizen (3)	Severance	—		—		—
Chief Financial Officer, Senior Vice President and Treasurer	Bonus	—		—		—
	Award Acceleration	—		$5,567,500	(4)	$5,653,436	(2)

Jim Lewandowski	Severance	—		—		—
Senior Vice President and Co-General Manager, Hybrid	Bonus	—		—		—
	Award Acceleration	—		—		$4,653,526	(2)

Mark W. Roenigk	Severance	$175,000	(5)	—		—
Chief Operating Officer	Bonus	—		—		—
	Award Acceleration	—				$3,051,099	(2)

David Kelly	Severance	—		—		—
Senior Vice President, International	Bonus	—		—		—
	Award Acceleration	—		—		$2,554,700	(2)

(1)	Represents the acceleration of restricted stock units awarded to Mr. Napier on February 25, 2009 as of December 31, 2010. The RSU grant provides that, in the event that Mr. Napier is no longer an employee because of death, disability or a change of control, or if he is terminated without cause, he will be eligible to retain the RSU’s subject to their vesting conditions. Under the agreement, “cause” shall mean (i) willful engagement in illegal conduct or gross misconduct which is materially injurious to us, (ii) conviction of, or plea of nolo contendere or guilty to, a felony or a crime of moral turpitude, (iii) engagement in fraud, misappropriation or embezzlement resulting or intended to result directly or indirectly in a gain or substantial personal enrichment to the participant at our expense, (iv) material breach of any of our written policies, or (v) willful and continual failure substantially to perform his or her duties, which failure has continued for a period of at least 30 days.

(2)	Represents the acceleration of unvested options, restricted stock unit awards, and performance share unit awards awarded to Messrs. Napier, Knooihuizen, Lewandowski, Roenigk, and Kelly as of December 31, 2010 under the terms of our Amended and Restated 2007 Long Term Incentive Plan and Option Agreement. Under this agreement, the unvested shares under an option, restricted stock unit, or performance share unit grant accelerate if there is a change in control and the employee is terminated within one year of that change in control without cause.

(3)	As reported in a Form 8-K filed on March 11, 2011, Mr. Knooihuizen has announced his retirement and will be leaving Rackspace on April 15, 2011. Rackspace has entered into a Transition Employment Agreement with Mr. Knooihuizen which provides that, upon his separation from the Company, he will receive a lump sum payment consisting of (i) one (1) year’s base salary of $350,000, and (ii) a COBRA payment equal to one year of health benefits in the amount of $11,050.

(4)	Represents the acceleration of unvested options awarded to Mr. Knooihuizen as of December 31, 2010 under the terms of our 2007 Long Term Incentive Plan and Option Agreement (prior to it being amended and restated). Under this agreement, the unvested shares under an option grant accelerate upon a change in control.

(5)	Represents the severance benefit due to Mr. Roenigk if he is terminated without cause. The severance amount is equal to 6 months of his base salary. The terms of the employment agreement include a twelve month noncompetition provision and a nonsolicitation provision and defines “cause” as (i) the commission of, or plea of guilty or no contest to, a felony or a crime involving moral turpitude or the commission of any other act involving willful malfeasance or material fiduciary breach with respect to the Company or an affiliate, or (ii) gross negligence or willful misconduct with respect to the Company or an affiliate.

Equity Compensation Plan Information

The following table provides information as of December 31, 2010, with respect to shares of our common stock that may be issued, subject to certain vesting requirements, under our existing equity compensation plans, including our 2007 Long Term Incentive Plan and our employee stock purchase plan:

	A		B	C
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights		Weighted-average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (A))
Equity compensation plans approved by security holders	18,420,841	(1)	$8.57	9,528,112	(2)
Equity compensation plans not approved by security holders	—		—	—

Total	18,420,841		$8.57	9,528,112

(1)	Consists of 5,684,929 shares of common stock underlying outstanding options granted under our 1999 Assumed Stock Option Plan, 2003 Stock Option Plan, and 2005 Non-Qualified Stock Option Plan and 12,735,912 shares of common stock underlying outstanding options and restricted stock units granted under our 2007 Long Term Incentive Compensation Plan.

(2)	Includes 446,461 shares of common stock available for issuance under our employee stock purchase plan and 9,081,651 shares of common stock available for issuance under our 2007 Long Term Incentive Compensation Plan.

PROPOSAL 3—ADVISORY (NON-BINDING) VOTE APPROVING EXECUTIVE COMPENSATION

Our Board of Directors recognizes the interest our investors have in the compensation of our executives. In recognition of that interest and as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), we are asking our stockholders to provide advisory approval of the compensation of our named executive officers, as we have described it in the “Compensation Analysis and Discussion” section of this proxy statement, beginning on page 25. This vote is commonly referred to as a “say-on-pay”. While this vote is advisory, and not binding, it will provide information to our management and Compensation Committee regarding investor sentiment about our executive compensation philosophy, policies and practices, which the Committee will be able to consider when determining executive compensation for the remainder of fiscal 2011 and beyond.

Our executive compensation program has been designed to implement certain core compensation principles, including alignment of management’s interests with our stockholders’ interests to support long-term value creation and pay for performance. In the course of establishing the fiscal 2010 compensation program and awarding compensation, our Compensation Committee determined the use of performance-based incentives to motivate our executives to achieve short-term and long-term business goals after reviewing data and analyses regarding the median market compensation and the Company’s business expectations for fiscal 2010. The Compensation Committee received advice and counsel on the program from its independent executive compensation consultant, which provided no other services to our company other than those provided directly to or on behalf of the committee.

RECOMMENDATION

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ADVISORY

(NON-BINDING) VOTE APPROVING EXECUTIVE COMPENSATION.

PROPOSAL 4—ADVISORY (NON-BINDING) VOTE DETERMINING THE FREQUENCY OF ADVISORY VOTES ON EXECUTIVE COMPENSATION

In addition to the advisory approval of our executive compensation program, we are also seeking a non-binding determination from our stockholders as to the frequency with which stockholders would have an opportunity to provide an advisory approval of our executive compensation program. As required by the Dodd-Frank Act, we are providing stockholders the option of selecting a frequency of one, two or three years, or abstaining. For the reasons described below, we recommend that our stockholders select a frequency of 3 years.

Our Board of Directors believes that an advisory vote every three years will be the most effective means for conducting and responding to a say-on-pay vote. Our executive compensation program has been constructed with a three-year performance horizon directly linked to the returns of stockholders and we also have limited the use of “pay-for-pulse,” golden parachute, and gross-up provisions that were once prevalent in executive packages. Because of the longer-term framing of our current programs, a triennial schedule will give sufficient time for the current programs to prove their effectiveness.

RECOMMENDATION

THE BOARD OF DIRECTORS RECOMMENDS STOCKHOLDERS SELECT “3 YEARS” ON

THE PROPOSAL RECOMMENDING THE FREQUENCY OF ADVISORY VOTES ON

EXECUTIVE COMPENSATION.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth certain information regarding beneficial ownership of our common stock as of March 21, 2011 by: (i) all those known by us to be beneficial owners of more than five percent of the outstanding shares of our common stock; (ii) each of our directors and director nominees; (iii) each named executive officer included in the Summary Compensation Table below; and (iv) all directors and executive officers as a group. This table is based on information provided to us or filed with the SEC by our directors, executive officers and principal stockholders. Unless otherwise indicated in the footnotes below, and subject to community property laws where applicable, each of the named persons has sole voting and investment power with respect to the shares shown as beneficially owned.

Applicable percentage ownership is based on 129,222,836 shares of common stock outstanding at March 21, 2011. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of common stock subject to options, warrants or other convertible securities held by that person or entity that are currently exercisable or exercisable within 60 days of March 21, 2011. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Beneficial ownership representing less than 1% is denoted with an “*”. Except as indicated in the footnotes to this table and subject to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares shown as beneficially owned by them. This table also includes shares owned by a spouse as community property. Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Rackspace Hosting, Inc., 5000 Walzem Road, San Antonio, Texas 78218.

Shares Beneficially Owned
	(a)		(b)	(a) + (b)
Name of Beneficial Owner	Common Shares Currently Held (# of shares)		Common Shares That May Be Acquired Within 60 Days of March 21, 2011 (# of shares)	Total Beneficial Ownership (# of shares)	Percent of Class (%)
5% Stockholders:
FMR LLC	18,131,587	(1)	—	18,131,587	14.0%
Wells Fargo and Company	15,946,444	(2)	—	15,946,444	12.3%
T. Rowe Price Associates, Inc.	9,585,163	(3)	—	9,585,163	7.4%
BlackRock, Inc.	7,220,730	(4)	—	7,220,730	5.6%

Directors and Executive Officers:
Graham Weston	19,819,966	(5)	—	19,819,966	15.3%
Palmer L. Moe	128,207		—	128,207	*
S. James Bishkin	174,912	(6)	—	174,912	*
George J. Still, Jr.	209,548	(7)	—	209,548	*
Fred Reichheld	74,464		—	74,464	*
Mark P. Mellin	10,659		—	10,659	*
A. Lanham Napier	4,125,117	(8)	1,962,404	6,087,521	4.6%
Bruce R. Knooihuizen	66,396		298,174	364,570	*
Jim Lewandowski	13,348		5,194	18,542	*
Mark Roenigk	44,926		13,112	58,038	*
David Kelly	52,589		—	52,589	*
All directors and executive officers as a group (17 people)	26,294,073		3,306,983	29,601,056	22.3%

*	Less than 1%.

(1) The information provided is pursuant to the information provided in a Schedule 13G/A filed by FMR LLC on February 14, 2011. The address of FMR LLC is 82 Devonshire Street, Boston, MA 02109.

(2) The information provided is pursuant to the information provided in a Schedule 13G/A filed by Wells Fargo and Company on February 15, 2011. The address of Wells Fargo and Company is 420 Montgomery Street, San Francisco, CA 94104.

(3) The information provided is pursuant to the information provided in a Schedule 13G filed by T. Rowe Price Associates, Inc. on February 10, 2011. These securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. (Price Associates) serves an an investment adviser with power to direct investments and/or sole power to vote the securities. For the purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. The address of T. Rowe Price Associates, Inc. is 100 East Pratt Street, Baltimore, MD 21202.

(4) The information provided is pursuant to the information provided in a Schedule 13G filed by BlackRock, Inc. on February 8, 2011. The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

(5) Includes:

•	104,800 shares held directly by Mr. Weston;

•	17,278,564 shares held by Trout, Ltd.;

•	2,256,213 shares held by Wittington America, Ltd.;

•	3,696 shares held by Knightsbridge L.C.;

•	200 shares held by Overlord Capital, Inc.;

•	85,227 shares held by the Weston Remainderman Fund; and

•	91,266 shares held by or for the benefit of family members.

Mr. Weston, the Chairman of our Board of Directors, is the sole owner of Overlord Capital, Inc. and Knightsbridge, L.C., which is the general partner of Trout, Ltd. and Wittington America, Ltd. Mr. Weston's children are the beneficiaries of the Weston Remainderman Fund trust. Mr. Weston disclaims any beneficial ownership of shares held by Trout, Ltd., Wittington America, Ltd., Knightsbridge L.C., Overlord Capital, Inc., Weston Remainderman Fund, and by or for the benefit of family members, except to the extent of any pecuniary interest therein.

(6) Includes:

•	165,796 shares held directly by Mr. Bishkin; and

•	9,116 shares held by Bishkin 2000 Family, LP.

Mr. Bishkin is the general partner of the Bishkin 2000 Family, LP. Mr. Bishkin disclaims beneficial ownership of shares held by Bishkin 2000 Family, LP, except to the extent of any pecuniary interest therein.

(7) Includes:

•	9,584 shares held by Norwest Venture Partners VIII, LP;

•	123,056 shares held by Still Family Trust; and

•	76,908 shares held by Still Family Partners.

Mr. Still is the managing partner of the general partner of Norwest Venture Partners VIII, LP, a trustee of the Still Family Trust, and a general partner of Still Family Partners. Mr. Still disclaims any beneficial ownership of shares held by Norwest Venture Partners VIII, LP, Still Family Trust, and Still Family Partners, except to the extent of his pecuniary interest therein.

(8) Includes:

•	399,795 shares held directly by Mr. Napier;

•	3,687,830 shares held by HBSA, LP; and

•	37,492 shares held in trust for the benefit of Mr. Napier's children.

Mr. Napier is the managing general partner and also a limited partner of HBSA, LP. Mr. Napier disclaims any beneficial ownership of shares held by HBSA, LP and in trust for the benefit of his children, except to the extent of any pecuniary interest therein.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Employment Arrangements and Indemnification Agreements

We have entered into standard forms of employment agreements with some of our executive officers. See the section titled “Employment Contracts and Change of Control Agreements” for a description of these agreements.

We have also entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements and our amended and restated certificate of incorporation and amended and restated bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

Other Transactions with Related Parties

We lease approximately 16,446 square feet for data center space in the Weston Centre from Santa Clara Land Company, Ltd., an affiliate of Mr. Weston. We entered into an Office Building Lease Agreement with Santa Clara Land Company, Ltd. on February 22, 2000, as amended March 30, 2000, December 9, 2004, and March 1, 2007. The most recent amendment extended the term of the lease to February 29, 2012 at a monthly basic rent of $28,781 or $21.00 per square foot per year. The March 1, 2007 amendment also provided for two additional five year renewal terms after the expiration of the primary lease term on the same terms and conditions as the current lease. We may terminate this lease at any time by providing the landlord with 18 months prior written notice and paying a termination penalty payment equal to one month’s then applicable basic rent. We also rent certain storage lease space in the Weston Centre under a separate lease with Santa Clara Land Company, Ltd. Our Board of Directors discussed these leases as potential related party transactions and approved the terms of the leases as fair and in the best interests of the Company on February 28, 2007. We paid an aggregate of $372,444 to the Santa Clara Land Company, Ltd. during 2010 under these leases. Mr. Weston is a limited partner and minority interest holder in Santa Clara Land Company, Ltd. The dollar value of Mr. Weston’s interest in the above described transactions, without regard to the amount of profit or loss, would be approximately $104,284.

We believe that all of the transactions described above were made on terms no less favorable to us than could have been obtained from unaffiliated third parties.

Corporate Opportunity Waiver

Under the “corporate opportunity doctrine,” in certain circumstances our directors, officers and stockholders may have a duty to present to us matters that come before them that are within our line of business or would be deemed of interest to us. Pursuant to our restated certificate of incorporation, we have renounced any such duty with respect to our non-employee directors except where such matters are presented to them solely in their capacities as our directors. A company is permitted to renounce or waive its right to corporate opportunities under Section 122(17) of Delaware General Corporation Law. An example of when the corporate opportunity waiver could be applicable is in the event that a non-employee director was approached by a company that would like to be acquired, and which is engaged in a line of business that relates to our business. Under Delaware law, a director may, under certain circumstances, be obligated to present this kind of opportunity to the corporation for which they serve as a director. With the waiver set forth in our restated certificate of incorporation, we have eliminated uncertainty about this kind of question, and our non-employee directors would not have any obligation to present any such opportunities to us. Our non-employee directors would be free to pursue any such opportunities themselves, or to present them to another company, without notifying us or giving us any ability to participate. We chose to waive these rights in order to attract and retain highly qualified individuals to our Board of Directors who might be affiliated with venture funds or other investment entities that are likely to invest in other companies that may be presented with opportunities similar to those that might be deemed of interest to us. Since all of our non-employee directors are active investors or serve on the Boards of Directors of other companies, our Board of Directors desired to avoid any uncertainty as to their duties to the Company with respect to corporate opportunities. In addition, our Board of Directors considered the effect of not having the waiver in place on recruiting new directors and concluded that it would be more difficult to recruit new directors without the waiver.

Policies and Procedures for Related Party Transactions

We have adopted a formal written policy that our executive officers, directors, and principal stockholders, including their immediate family members and affiliates, are not permitted to enter into a related party transaction with us without the prior consent of our Audit Committee, or other independent members of our Board of Directors in the case it is inappropriate for our Audit Committee to review such transaction due to a conflict of interest. Any request for us to enter into a transaction with an executive officer, director, principal stockholder, or any of such persons’ immediate family members or affiliates, in which the amount involved exceeds $100,000 must first be presented to our Audit Committee for review, consideration and approval. All of our directors, executive officers, and employees are required to report to our Audit Committee any such related party transaction. In approving or rejecting the proposed agreement, our Audit Committee shall consider the relevant facts and circumstances available and deemed relevant to the Audit Committee, including, but not limited to the risks, costs and benefits to us, the terms of the transaction, the availability of other sources for comparable services or products, and, if applicable, the impact on a director’s independence. Our Audit Committee shall approve only those agreements that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as our Audit Committee determines in the good faith exercise of its discretion.

In accordance with our Code of Business Conduct and Ethics, all transactions entered into in 2010 involving any of our directors or officers have been submitted to our Board of Directors for review and approval by our disinterested directors in accordance with Section 144 of the Delaware General Corporation Law.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires our officers and directors and persons who beneficially own more than 10% of the company’s common stock (collectively, “Reporting Persons”) to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Reporting Persons are required by SEC regulations to furnish the company with copies of all Section 16(a) forms they file. Based solely on our review of such reports received or written representations from certain Reporting Persons during fiscal year ended December 31, 2010, we believe that all Reporting Persons complied with all applicable reporting requirements, except that the following Form 4’s were inadvertently filed late: one Form 4 for a transaction on January 27, 2010 by Lanham Napier, Chief Executive Officer, three Form 4’s for separate transactions by Klee Kleber, Senior Vice President, Marketing and Product Development on March 1, June 18, and December 1, 2010, two Form 4’s for separate transactions by Lew Moorman, President, The Rackspace Cloud and Chief Strategy Officer on June 1, and December 1, 2010, one Form 4 for each of Bruce Knooihuizen, Chief Financial Officer, Jim Bishkin, a Director and Pat Matthews, Senior Vice President, Cloud for transactions on December 1, 2010, and one Form 4 for a transaction on January 27, 2010 by Mark Roenigk, Chief Operating Officer.

STOCKHOLDER PROPOSALS FOR 2012 ANNUAL MEETING

Stockholders who intend to have a proposal considered for inclusion in our proxy materials for presentation at the 2012 Annual Meeting of Stockholders pursuant to Rule 14a-8 of the Exchange Act must submit the proposal to us no later than one hundred twenty (120) calendar days before the one-year anniversary of the date on which we first mailed our proxy statement to stockholders in connection with this year’s annual meeting of stockholders. Pursuant to Rule 14a-4(c) of the Exchange Act and our bylaws, as amended, stockholders who intend to present a proposal at the 2012 Annual Meeting without inclusion of such proposal in the proxy materials are required to notify us of such proposal no later than the close of business on the later of one hundred twenty (120) calendar days in advance of the 2012 Annual Meeting. Provided, however, in the event the 2011 Annual Meeting has been changed by more than thirty (30) days from the date of the 2010 Annual Meeting, notice by a stockholder of a proposal must be received no later than the close of business on the latter of one hundred twenty (120) calendar days in advance of the 2012 Annual Meeting and ten (10) calendar days following the date on which public announcement of the date of the 2012 Annual Meeting is first made. If we do not receive notification of the proposal within that time, the proxy holders will be allowed to use their discretionary voting authority to vote on such proposal when the proposal is raised at the 2012 Annual Meeting.

OTHER MATTERS

The Board of Directors knows of no other matters to be presented for stockholder action at the Annual Meeting. However, if other matters do properly come before the Annual Meeting or any adjournments or postponements thereof, the Board of Directors intends that the persons named in the proxies will vote upon such matters in accordance with their best judgment.

Accompanying this proxy statement and posted on our website with this proxy statement, is our Annual Report on Form 10-K, for the fiscal year ended December 31, 2010. Copies of our Annual Report on Form 10-K, for the fiscal year ended December 31, 2010, as filed with the SEC, is available free of charge on our website at http://ir.rackspace.com under the “Investor” section.

The Board of Directors of Rackspace Hosting, Inc.

April 7, 2011

RACKSPACE HOSTING, INC.

ANNUAL MEETING OF STOCKHOLDERS

Tuesday, May 3, 2011

8:30 a.m. CDT

Rackspace Corporate Headquarters

5000 Walzem Road

San Antonio, Texas 78218

This proxy is solicited on behalf of the Board of Directors

for use at the Annual Meeting on May 3, 2011.

As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES, or via the Internet at WWW.VOTEPROXY.COM and follow the simple instructions. Use the Company Number and Account Number shown on your proxy card.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items 1, 2 and 3 and “3 YEARS” for Item 4.

By signing the proxy, you revoke all prior proxies and appoint Alan Schoenbaum and A. Lanham Napier, and each of them, with power to act without the other and with full power of substitution, to represent all your shares of common stock of Rackspace Hosting, Inc. which you are entitled to vote on, and to vote on all matters shown on the reverse side and any other matters which may properly come before the Annual Meeting and all adjournments, continuations or postponements thereof.

(Continued and to be signed on the reverse side.)

ANNUAL MEETING OF STOCKHOLDERS OF

May 3, 2011

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.	COMPANY NUMBER
ACCOUNT NUMBER
Vote online/phone until 11:59 PM EDT the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at www.rackspace.com/proxymaterials

☐ Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. ☐

☐	202303040000000010005	050311

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF PROPOSALS 1, 2 AND 3 AND “3 YEARS” FOR PROPOSAL 4.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR

BLACK INK AS SHOWN HERE ☐

For Against Abstain
1. Election of Class III Directors ☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	NOMINEES: O Graham Weston O Palmer Moe	2.	Ratification of the appointment of KPMG LLP as the company’s independent registered public accounting firm for the fiscal year ending December 31, 2011.		☐ ☐ ☐
		3.	Advisory Vote on Executive Compensation.		For Against Abstain ☐ ☐ ☐
				1 year	2 years 3 years Abstain
		4.	Frequency of Holding an Advisory Vote on Executive Compensation.	☐	☐ ☐ ☐

IN THEIR DISCRETION, the proxyholders are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ALL PROPOSALS.

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ☐

MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

☐

Note:    Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

☐